                                                                     Exhibit 2.4

                                                                    CONFIDENTIAL

                            ASSET PURCHASE AGREEMENT

                                      AMONG

                                   PCTEL, INC.

                                  MAXRAD, INC.

                                       AND

                               ANDREW CORPORATION

                                OCTOBER 27, 2004

                                TABLE OF CONTENTS

                                                                                                                         PAGE
                                                                                                                         ----
ARTICLE I DEFINITIONS................................................................................................     1
         1.1      Capitalized Terms..................................................................................     1
         1.2      Construction.......................................................................................    12

ARTICLE II SALE AND PURCHASE OF ASSETS...............................................................................    13
         2.1      Purchase and Sale of Assets........................................................................    13
         2.2      Excluded Assets....................................................................................    14
         2.3      Delivery of Acquired Assets........................................................................    15
         2.4      Assignments........................................................................................    15
         2.5      Liabilities Not Assumed............................................................................    16
         2.6      Transfer of Intellectual Property Rights...........................................................    18
         2.7      Transferred Contracts..............................................................................    18
         2.8      Assumed Liabilities................................................................................    18

ARTICLE III CLOSING AND CONSIDERATION................................................................................    19
         3.1      Closing............................................................................................    19
         3.2      Consideration......................................................................................    19
         3.3      Adjustment of Consideration for Inventory..........................................................    19

ARTICLE IV [INTENTIONALLY OMITTED]...................................................................................    21

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER...................................................................    21
         5.1      Organization.......................................................................................    22
         5.2      Authority..........................................................................................    22
         5.3      No Conflict........................................................................................    22
         5.4      Seller Financial Statements........................................................................    23
         5.5      Indebtedness; Guaranties...........................................................................    23
         5.6      Absence of Changes.................................................................................    23
         5.7      Legal and Other Compliance.........................................................................    24
         5.8      Transferred Contracts..............................................................................    25
         5.9      Support and Service Contracts......................................................................    26
         5.10     Inventory..........................................................................................    26
         5.11     Restrictions on Business Activities................................................................    27
         5.12     Title to Properties, Absence of Liens, Condition of Equipment......................................    27
         5.13     Customers and Sales................................................................................    28
         5.14     Intellectual Property..............................................................................    28
         5.15     Litigation.........................................................................................    30
         5.16     Insurance..........................................................................................    31
         5.17     Powers of Attorney.................................................................................    31
         5.18     Environmental Matters..............................................................................    31
         5.19     Employee Matters...................................................................................    31
         5.20     Consents...........................................................................................    32
         5.21     Warranties; Defects; Liabilities...................................................................    32

                                TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                                        PAGE
                                                                                                                        ----
         5.22     Books and Records..................................................................................    33
         5.23     Assets Acquired from Mexico........................................................................    33
         5.24     Complete Copies of Materials.......................................................................    33
         5.25     Acquired Assets....................................................................................    33
         5.26     Compliance with Certain Laws.......................................................................    33

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER........................................................    34
         6.1      Organization and Standing..........................................................................    34
         6.2      Authority..........................................................................................    34
         6.3      No Conflict........................................................................................    34
         6.4      Consents...........................................................................................    34

ARTICLE VII [INTENTIONALLY OMITTED]..................................................................................    35

ARTICLE VIII ADDITIONAL AGREEMENTS...................................................................................    35
         8.1      Access Pending the Closing.........................................................................    35
         8.2      Operation of the Business by Seller................................................................    35
         8.3      Conduct Prior to Closing...........................................................................    36
         8.4      Confidentiality....................................................................................    37
         8.5      No Solicitation....................................................................................    38
         8.6      Notification of Certain Matters....................................................................    39
         8.7      Public Disclosure..................................................................................    39
         8.8      Consents...........................................................................................    39
         8.9      Legal Requirements.................................................................................    39
         8.10     Additional Documents and Further Assurances........................................................    39
         8.11     Covenants Regarding Designated Employees...........................................................    40
         8.12     Tax Matters........................................................................................    41
         8.13     Covenant Not to Compete; Nonsolicitation of Employees..............................................    43
         8.14     Permitted Liens....................................................................................    44
         8.15     Covenants Regarding Assets.........................................................................    44
         8.16     Ancillary Agreements...............................................................................    45
         8.17     Subsidiary Assets..................................................................................    45

ARTICLE IX CONDITIONS TO THE CLOSING.................................................................................    45
         9.1      Conditions to Obligations of Each Party............................................................    45
         9.2      Additional Conditions to the Obligations of Parent and Buyer.......................................    46
         9.3      Additional Conditions to Obligations of Seller.....................................................    47

ARTICLE X SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION................................................    48
         10.1     Survival of Representations and Warranties.........................................................    48
         10.2     Indemnification....................................................................................    48
         10.3     Maximum Recovery...................................................................................    49

                                TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                                        PAGE
                                                                                                                        ----
         10.4     Deductible.........................................................................................    49
         10.5     Indemnification Procedure..........................................................................    49
         10.6     Resolution of Conflicts; Arbitration...............................................................    50
         10.7     Third Party Claims.................................................................................    51
         10.8     Payment of Indemnification.........................................................................    51
         10.9     Remedy.............................................................................................    51

ARTICLE XI TERMINATION, AMENDMENT AND WAIVER.........................................................................    52
         11.1     Termination........................................................................................    52
         11.2     Effect of Termination..............................................................................    53
         11.3     Amendment..........................................................................................    53
         11.4     Extension; Waiver..................................................................................    53

ARTICLE XII GENERAL PROVISIONS.......................................................................................    53
         12.1     Notices............................................................................................    53
         12.2     Expenses...........................................................................................    54
         12.3     Entire Agreement; Assignment.......................................................................    54
         12.4     Severability.......................................................................................    54
         12.5     Governing Law......................................................................................    55
         12.6     No Third Party Beneficiaries.......................................................................    55
         12.7     Specific Performance...............................................................................    55
         12.8     Waiver of Jury Trial...............................................................................    55
         12.9     Counterparts.......................................................................................    55

                                INDEX OF EXHIBITS

EXHIBIT                   DESCRIPTION
A              General Assignment and Bill of Sale

                               INDEX OF SCHEDULES

SCHEDULE                          DESCRIPTION
Schedule 1.1(z)                   Scheduled Completed Contracts
Schedule 1.1(ii)                  Designated Employees
Schedule 1.1(jj)                  Development Tools
Schedule 1.1(kkk)                 Inventory
Schedule 1.1(xxx)                 Non-Transferred Software
Schedule 1.1(zzz)                 Offer Letter
Schedule 1.1(iiii)                Products
Schedule 1.1(jjjjj)               Tangible Assets
Schedule 1.1(ppppp)               Third Party Technology
Schedule 1.1(qqqqq)               Third Party Technology Contracts
Schedule 1.1(rrrrr)               Transferred Contracts
Schedule 1.1(sssss)               Transferred Intellectual Property Rights
Schedule 1.1(ttttt)               Transferred Patents
Schedule 1.1(uuuuu)               Transferred Technology
Schedule 1.1(vvvvv)               Transferred Trademarks
Schedule 1.1(zzzzz)               Transition Services Agreement
Schedule 2.2(l)                   Excluded Assets
Schedule 2.3(a)                   Transition Assets
Schedule 5.1(b)                   Business Subsidiaries
Schedule 5.1(c)                   Location of Acquired Assets
Schedule 5.3                      No Conflict
Schedule 5.4                      Financial Statements
Schedule 5.5                      Indebtedness
Schedule 5.6                      Absence of Certain Changes
Schedule 5.7                      Legal and Other Compliance
Schedule 5.8(b)                   Excluded Contracts
Schedule 5.8(c)                   Consents to Assignment
Schedule 5.8(d)                   Customer List
Schedule 5.9                      Support and Service Contracts
Schedule 5.10(a)                  Reference Statement of Inventory
Schedule 5.10(b)                  Inventory Location
Schedule 5.10(d)                  Part Numbers
Schedule 5.13                     Customers Property
Schedule 5.14                     Intellectual Property
Schedule 5.14(b)                  Registered Intellectual Property Rights
Schedule 5.14(f)                  Third Party Technology
Schedule 5.15                     Litigation
Schedule 5.18                     Environmental Matters

SCHEDULE                          DESCRIPTION
Schedule 5.19(a)                  Designated Employee Information
Schedule 5.20                     Consents
Schedule 5.21                     Warranties
Schedule 5.25                     Excluded Assets Necessary for Conduct of Business
Schedule 9.2(d)                   Consents Required for Closing
Schedule 9.2(e)                   Liens to be Released Prior to Closing

                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of October 27, 2004 among PCTEL, Inc., a Delaware corporation ("Parent"), MAXRAD, Inc., an Illinois Corporation ("Buyer") and Andrew Corporation, a Delaware corporation ("Seller").

                                    RECITALS

      A Parent and Buyer desire that Buyer purchase from Seller, and Seller desires to sell to Buyer, assets that primarily relate to the Business (as defined below) as more fully described below, in exchange for cash, shares of the Common Stock of Parent and the assumption of the Assumed Liabilities (as defined below) by Buyer as set forth below.

      B Concurrent with the execution and delivery of this Agreement, and as a material inducement to Parent and Buyer to enter into this Agreement, each of the individuals listed on Schedule 1.1(ii) has executed and delivered to Buyer an Offer Letter (as defined below) to be effective upon the Closing.

      C Concurrent with the execution and delivery of this Agreement, Parent, Buyer and Seller have entered into a License Agreement dated as of the date hereof to be effective upon the Closing (the "License Agreement").

      NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

      1.1 Capitalized Terms. The following capitalized terms shall have the meanings set forth below:

            (a) "Acquired Assets" shall have the meaning set forth in Section
2.1.

            (b) "Acquisition Proposal" shall have the meaning set forth in
Section 8.5.

            (c) "Action or Proceeding" shall mean any action, suit, proceeding, arbitration or governmental or regulatory investigation or audit.

            (d) "Agreement" shall have the meaning set forth in the preamble above, together with all exhibits and schedules hereto.

            (e) "Allocation" shall have the meaning set forth in Section
8.12(a).

            (f) "Ancillary Agreements" shall mean the Collateral Agreements and the Transition Services Agreement.

            (g) "Assumed Liabilities" shall have the meaning set forth in
Section 2.8.

            (h) "Baseline Inventory Amount" shall have the meaning set forth in
Section 3.3(b)(i).

            (i) "Books and Records" shall mean all papers and records (in paper or electronic format) in the care, custody or control of Seller exclusively relating to or necessary for the conduct of the Business including, without limitation, all shipping, purchasing and sales records, customer and vendor lists, Product documentation, Product specifications, marketing requirement documents and Software release orders.

            (j) "Business" shall mean all of the operations, activities, services and Products of Seller's mobile antenna business, including the Professional, Global Positioning Satellite (including Mobile SATCOM) and Consumer antenna products groups (as conducted and as have been proposed or contemplated to be conducted), and specifically excluding Seller's automotive antenna products group.

            (k) "Business Employees" shall mean the Employees who as of the date of this Agreement are primarily dedicated to providing services for the Business.

            (l) "Business Subsidiaries" shall have the meaning set forth in
Section 5.1(b).

            (m) "Buyer" shall have the meaning set forth in the preamble above.

            (n) [Intentionally Omitted]

            (o) "Cap" shall have the meaning set forth in Section 10.3.

            (p) "Chemical Substance" shall mean any chemical substance which is identified or regulated under any Environmental Law, including, but not limited to, any: (i) pollutant, contaminant, irritant, chemical, raw material, intermediate, product, by-product, slag or construction debris; (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste; (iii) petroleum or any fraction thereof; (iv) asbestos or asbestos-containing material; (v) polychlorinated biphenyl; (vi) chlorofluorocarbons; and (vii) any other similarly regulated substance, material or waste.

            (q) "Closing" shall have the meaning set forth in Section 3.1.

            (r) "Closing Date" shall have the meaning set forth in Section 3.1.

            (s) "Closing Inventory" shall mean the inventory, merchandise, finished goods, raw materials, work in process, packaging and parts inventory related to the Business and held by the Seller as of the Closing Date, such items to be identified as Closing Inventory on the same basis used to identify the Inventory on the Reference Statement of Inventory, provided that the Closing

Inventory shall be determined as a gross inventory amount based on a physical item count pursuant to Section 3.3(a) whereas the Inventory shall be determined for purposes of the Reference Statement of Inventory on a perpetual inventory basis.

            (t) "Closing Inventory Deficiency" shall have the meaning set forth in Section 3.3(b)(i).

            (u) "Closing Inventory Excess" shall have the meaning set forth in
Section 3.3(b)(ii).

            (v) "Closing Statement of Inventory" shall mean a statement of Closing Inventory as of the Closing Date prepared in accordance with Section 3.3(a), reflecting the standard cost of such Closing Inventory as in effect on July 31, 2004, identifying the physical location of all such Closing Inventory.

            (w) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

            (x) "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

            (y) "Collateral Agreements" shall have the meaning set forth in
Section 2.4.

            (z) "Completed Contracts" shall mean (i) those Contracts for the sale of Product to the extent that any shipments were completed during the period beginning on the date two years prior to the Closing Date and ending on the Closing Date and that no obligations are executory as of the Closing Date and (ii) those additional Contracts set forth under the caption "Scheduled Completed Contracts" on Schedule 1.1(z).

            (aa) "Conflict" shall mean any event that would constitute a conflict, breach, violation or default (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit.

            (bb) "Confidentiality Agreement" shall mean the Confidentiality Agreement between Parent and Seller dated May 11, 2004.

            (cc) "Confidential Information" shall have the meaning set forth in
Section 8.4.

            (dd) "Consideration" shall mean $10,000,000 in cash.

            (ee) "Contract" shall mean any mortgage, indenture, lease, contract, purchase order, covenant or other agreement, instrument or commitment, permit, concession, franchise or license.

            (ff) "Customer Information" shall have the meaning set forth in
Section 5.13.

            (gg) "Deductible" shall have the meaning set forth in Section 10.4.

            (hh) "Deferred Revenue Accrual" shall have the meaning set forth in
Section 5.9.

            (ii) "Designated Employees" shall mean those employees of Seller listed on Schedule 1.1(ii) hereto.

            (jj) "Development Tools" shall mean development Software, development documentation, compilers, interpreters, system build Software, test suites, testing tools and documentation, support tools, revision control systems and environments and other materials used in or necessary to the use, development, testing, maintenance, support, modification or implementation of the Products or other development activities of the Business, including the Software listed on Schedule 1.1(jj).

            (kk) "Domain Names" shall mean the following Uniform Resource
Locators: www.antenna.com and www.sdarsantenna.com.

            (ll) "Employee" shall mean any current or former or retired employee, consultant or director of Seller or any ERISA Affiliate.

            (mm) "Employee Contract" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between Seller or any ERISA Affiliate and any Employee.

            (nn) "Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including, without limitation, each "employee benefit plan" within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by Seller or any ERISA Affiliate for the benefit of any Employee, or with respect to which Seller or any ERISA Affiliate has or may have any Liability to any Employee.

            (oo) "Employment Liabilities" shall have the meaning set forth in
Section 8.11(c).

            (pp) "Environment" shall mean real property and any improvements thereon, and also includes, but is not limited to, ambient air, surface water, drinking water, groundwater, land surface, subsurface strata and water body sediments.

            (qq) "Environmental Laws" shall mean any applicable law, regulation or legal requirement currently in effect relating to pollution or protection or cleanup of the Environment, including, without limitation, (i) all laws, regulations, codes of practice and other similar controls issued by any Governmental Entity; and (ii) any other law or legal requirement, as now in effect, relating to (A) the Release, containment, removal, remediation, response, cleanup or abatement of any Chemical Substance; (B) the manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, use, treatment, handling, storage, recycling, disposal or transportation of any Chemical Substance; (C) exposure of persons, including employees, to any Chemical Substance; or (D) the physical structure, use or condition of a building, facility, fixture or other structure, including, without limitation, those relating to the management, use, storage, disposal, cleanup or removal of asbestos, asbestos-containing materials, polychlorinated biphenyls or any other Chemical Substance.

            (rr) "Environmental Liabilities or Costs" shall mean all losses incurred: (i) that are required by a governmental agency or third party in order to comply with any Environmental Law or Environmental Permit; (ii) that are required by a governmental agency or third party as a result of a Release of any Chemical Substance; or (iii) that are required by a governmental agency or third party as a result of any environmental conditions present at, created by or arising out of the past or present operations of Seller through the date hereof.

            (ss) "Environmental Permit" shall mean any Permit or authorization from any governmental authority required under, issued pursuant to, or authorized by any Environmental Law.

            (tt) "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as amended.

            (uu) "ERISA Affiliate" shall mean each other person or entity under common control with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder.

            (vv) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            (ww) "Excluded Assets" shall have the meaning set forth in Section 2.2.

            (xx) "Excluded Contracts" shall have the meaning set forth in
Section 5.8.

            (yy) "Excluded Liabilities" shall have the meaning set forth in
Section 2.5.

            (zz) "Executory Contracts" shall mean those customer Contracts under which all obligations of Seller (including obligations to ship Products) remain executory at the Closing Date.

            (aaa) "Extended Survival Representations" shall have the meaning set forth in Section 10.1.

            (bbb) "Extremely Hazardous Substance" shall have the meaning set forth in Section 302 of the United States Emergency Planning and Community Right-to-Know Act of 1986, as amended.

            (ccc) "Financial Statements" shall mean the unaudited (a) balance sheet for the Business at September 30, 2004; and (b) statements of income for the Business for the year ended September 30, 2004 and for each of the quarters ended December 31, 2003, March 31, 2004, June 30, 2004 and September 30, 2004.

            (ddd) "GAAP" shall mean generally accepted accounting principles as applicable in the United States.

            (eee) "General Assignment" shall have the meaning set forth in
Section 2.4.

            (fff) "Governmental Entity" shall mean any U.S. or foreign, national, federal, state, municipal or local or other government, court, administrative agency or commission, court tribunal or judicial or arbitral body or other governmental body, authority, instrumentality, agency or commission.

            (ggg) "Indemnification Claim" shall have the meaning set forth in
Section 10.5.

            (hhh) "Indemnification Objection Notice" shall have the meaning set forth in Section 10.5.

            (iii) "Independent Accounting Firm" shall mean an independent accounting firm mutually acceptable to Parent and Seller, other than Parent's Accountants and Seller's Accountants.

            (jjj) "Intellectual Property Rights" shall mean any or all statutory and/or common law rights throughout the world in, arising out of, or associated with the following: (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (collectively, "Patents"); (ii) all inventions (whether patentable or not), invention disclosures and improvements, all trade secrets, proprietary information, know how and technology (collectively, "Trade Secrets"); (iii) all works of authorship, copyrights, mask works, copyright and mask work registrations and applications, including moral rights ("Copyrights");
(iv) all trade names, logos, trademarks and service marks; trademark and service mark registrations and applications (collectively, "Trademarks"); (v) all rights in databases and data collections (including knowledge databases, customer lists and customer databases); (vi) all rights in Software and documentation; (vii) rights to Uniform Resource Locators, Web site addresses and domain names; (viii) any similar, corresponding or equivalent rights to any of the foregoing; and
(ix) all goodwill associated with any of the foregoing.

            (kkk) "Inventory" or "Inventories" shall mean all inventory, merchandise, finished goods, raw materials, work in process, packaging and parts inventory listed on Schedule 1.1(kkk).

            (lll) "IRS" shall mean the United States Internal Revenue Service.

            (mmm) "Liability" shall mean any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.

            (nnn) "License Agreement" shall have the meaning set forth in Recital C.

            (ooo) "Lien" shall mean any mortgage, pledge, lien, security interest, charge, claim, equity, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

            (ppp) "LISR" shall have the meaning set forth in Section 5.23.

            (qqq) "Loss" shall have the meaning set forth in Section 10.2.

            (rrr) "Material Adverse Effect" shall mean any (i) circumstance, change, event or effect, individually or combined with other circumstances, changes, events or effects, that is materially adverse to the Business, Products or Acquired Assets or (ii) circumstance, change or event, individually or combined with other circumstances, changes, events or effects, that materially impairs Buyer's ability to make, use, sell, license, distribute, market, build, modify, support, maintain, develop, debug or operate the Products in substantially the same manner as Seller and its Subsidiaries prior to the date of this Agreement.

            (sss) "Mexican Acquired Assets" shall have the meaning set forth in
Section 5.23.

            (ttt) "Mexican Indemnitees" shall have the meaning set forth in
Section 10.2.

            (uuu) "NAFTA" shall have the meaning set forth in Section 2.3(a).

            (vvv) "Nasdaq" means the Nasdaq National Market.

            (www) "Non-Paying Party" shall have the meaning set forth in Section 8.12(c)(iii).

            (xxx) "Non-Transferred Software" shall mean the Software listed on
Schedule 1.1(xxx) that is related primarily to the Business.

            (yyy) "Objection Notice" shall have the meaning set forth in Section 3.3(c).

            (zzz) "Offer Letter" shall mean an Offer Letter in one of the forms attached hereto as Schedule 1.1(zzz).

            (aaaa) "Officer's Certificate" shall have the meaning set forth in
Section 10.5.

            (bbbb) "Ordinary Course of Business" shall mean the ordinary course of business, consistent with past practice (including with respect to quantity and frequency).

            (cccc) "Parent" shall have the meaning set forth in the preamble above.

            (dddd) "Parent's Accountants" shall mean Grant Thorton LLP or other accounting firm selected by Parent.

            (eeee) "Partial Contracts" shall mean those customer Contracts under which Seller has previously shipped Products but has executory obligations to, among other things, ship additional Products.

            (ffff) "Paying Party" shall have the meaning set forth in Section 8.12(c)(iii).

            (gggg) "Permitted Liens" shall mean (i) liens for Taxes not yet due and payable; (ii) liens imposed by law in the Ordinary Course of Business not yet due and payable to carriers, warehousemen, laborers, materialmen and the like; and (iii) pledges or deposit obligations under workers' compensation laws; provided that in no case shall any Permitted Lien result in any cost or expense to Parent or Buyer or any of their Subsidiaries or the impairment of any Acquired Asset, so long as neither Parent nor Buyer has taken action that prevents Seller's from satisfying the obligations underlying such Permitted Lien.

            (hhhh) "Person" shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group of any of the foregoing.

            (iiii) "Products" shall mean those products of Seller: (i) listed on
Schedule 1.1(iiii); (ii) all designs, packaging, displays, and documentation associated with or related primarily to any of the foregoing, provided that where any design, packaging, displays or documentation are bundled with designs, packaging, displays and documentation relating to products of Seller that are not Products, such designs, packaging, displays and documentation shall be deemed Products only to the extent related to the Products listed on Schedule 1.1(iiii); (iii) all versions of any of the foregoing, including prior releases, alpha and beta test versions, new versions or portions thereof currently under development or proposed to be developed; and (iv) all documentation, development, support and training Technology related to any of the foregoing.

            (jjjj) "PTO" shall mean the United States Patent and Trademark
Office.

            (kkkk) "Purchaser Indemnified Parties" shall have the meaning set forth in Section 10.2.

            (llll) "Reference Statement of Inventory" shall mean the unaudited statement of Inventory dated as of September 30, 2004 reflecting the Inventory as of September 30, 2004, reflecting a gross amount of Inventory, which shall be consistent with the books and records of Seller, shall be prepared on a perpetual inventory basis, and a copy of which is set forth in Schedule 5.10(a) of the Seller Disclosure Schedule.

            (mmmm) "Registered Intellectual Property Rights" shall mean all United States, international and foreign: (i) Patents and Patent applications (including provisional applications); (ii) registered Trademarks and applications for Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) registered Copyrights and applications for Copyrights; (iv) domain name registrations; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Entity.

            (nnnn) "Release" shall mean any actual or alleged spilling, leaking, pumping, pouring, emitting, dispersing, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Chemical Substance or Extremely Hazardous Substance into the Environment (including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing any Chemical Substance).

            (oooo) "Repair and Replace Obligation" shall mean an obligation to repair and replace Product shipped on or prior to the Closing Date pursuant to a Completed Contract or a Partial Contract in connection with the assertion by any customer of any warranty of Seller pursuant to such Completed Contract or Partial Contract (notwithstanding the terms and conditions of such Completed Contract or Partial Contact to the extent they create any warranty obligation beyond an obligation to repair and replace such Product).

            (pppp) "Restricted Business" shall mean each of the following: (i) the design, manufacture, distribution or sale of products in the field of the Business, and (ii) the licensing, transfer, assignment or granting of any rights to a third party for the design, manufacture, distribution or sale of products in the field of the Business.

            (qqqq) "Restricted Territory" shall have the meaning set forth in
Section 8.13(a).

            (rrrr) "Requested Party" shall have the meaning set forth in Section 8.15(a).

            (ssss) "Requesting Party" shall have the meaning set forth in
Section 8.15(a).

            (tttt) "SEC" means the Securities and Exchange Commission.

            (uuuu) "Securities Act" shall mean the Securities Act of 1933, as amended.

            (vvvv) "Seller" shall have the meaning set forth in the preamble above (and with respect to any Acquired Asset (including any Transferred Intellectual Property Right or Seller IP) shall be deemed to include any Subsidiary having any legal or equitable interest in such Acquired Asset).

            (wwww) "Seller Disclosure Schedule" shall have the meaning set forth in the preamble to Article V.

            (xxxx) "Seller IP" shall mean all Transferred Technology and Transferred Intellectual Property Rights that are owned by Seller.

            (yyyy) [Intentionally Omitted]

            (zzzz) "Seller Maquiladoras" shall mean each of Andrew Telecommunications de Reynosa, S. de R.L. de C.V. and Andrew Manufacturas de Mexico, S. de R.L. de C.V., each wholly-owned Subsidiaries of Seller.

            (aaaaa) "Seller Possessed Assets" shall have the meaning set forth in Section 2.3(a).

            (bbbbb) "Seller's Accountants" shall mean Ernst & Young LLP, independent accountants of Seller, or other accounting form selected by Seller.

            (ccccc) "Seller's Counsel" shall mean Gardner Carton & Douglas LLP.

            (ddddd) "Selling Group" shall have the meaning set forth in Section 8.11(b).

            (eeeee) "Software" shall mean any and all computer software and code, including assemblers, applets, compilers, Source Code, object code, data (including image and sound data), Development Tools, design tools and user interfaces, in any form or format, however fixed. Software shall include Source Code listings and documentation.

            (fffff) "Source Code" shall mean computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

            (ggggg) "Straddle Period Tax" shall have the meaning set forth in
Section 8.12(c)(iii).

            (hhhhh) "Subsidiary" or "Subsidiaries" shall mean, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

            (iiiii) "Sufficiency Representation" shall have the meaning set forth in Section 8.15(b).

            (jjjjj) "Tangible Assets" shall mean the tangible assets (including Products and Technology) included with the Acquired Assets, including the tangible assets listed on Schedule 1.1(jjjjj).

            (kkkkk) "Tax" or "Taxes" shall mean (i) any and all federal, state, local and foreign taxes, assessments, and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 1.1(kkkkk) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this Section 1.1(kkkkk) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

            (lllll) "Tax Return" shall mean any federal, state, local or foreign return, estimate, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            (mmmmm) "Technology" shall mean all technology, technical and business information and all tangible embodiments of Intellectual Property Rights, including Software, Development Tools, systems, files, records, databases, drawings, artwork, designs, schematics, displays, audio-visual works, devices, hardware, apparatuses, documentation, manuals, specifications, flow charts, web pages, customer lists, electronic and other data, and other tangible embodiments of, or materials describing or disclosing, technical or business data, concepts, know-how, show-how, techniques, Trade Secrets, inventions (whether patentable or unpatentable), algorithms, formulae, processes, routines, databases, works of authorship and the like.

            (nnnnn) "Telephone Numbers" shall mean the telephone numbers (800) 321-9977 and (800) 321-9978.

            (ooooo) "Third Party Claim" shall have the meaning set forth in
Section 10.7.

            (ppppp) "Third Party Technology" shall mean any Technology or Intellectual Property Rights of a third party or in the public domain, including open source software, public source software or freeware Technology or any modification or derivative work thereof, including any version of any Software licensed pursuant to any GNU general public license or limited general public license that was used in, incorporated into, integrated or distributed or used in connection with any Technology or Intellectual Property Rights that has been, is or is proposed to be, used or otherwise exploited by Seller or its Subsidiaries for or in connection with the Business, or listed in Schedule 1.1(ppppp).

            (qqqqq) "Third Party Technology Contracts" shall mean all of the Contracts, listed on Schedule 1.1(qqqqq), pursuant to which Seller acquired access or rights to any Third Party Technology or Intellectual Property Rights. (rrrrr) "Transferred Contracts" shall mean those Contracts listed or described on Schedule 1.1 (rrrrr) (including the Contracts identified as Partial Contracts and Executory Contracts), and any Contract of the Business for the purchase of any Product entered into or submitted between the date of this Agreement and the Closing, and includes without limitation the Third Party Technology Contracts.

            (sssss) "Transferred Intellectual Property Rights" shall mean all of the following Intellectual Property Rights owned or transferable by Seller or its Subsidiaries: (i) Intellectual Property Rights (excluding Trademarks) embodied by, or which would be infringed by the making, using, offering for sale, selling, importing, copying, modifying, distributing or other exploitation of, the Domain Names, the Products, the Telephone Numbers, the Transferred Technology, the Web Content or operation of the Business, including all Copyrights and Trade Secrets embodied by the Products; (ii) the Transferred Patents; (iii) the Transferred Trademarks; and (iv) Intellectual Property Rights listed or described in Schedule 1.1(sssss).

            (ttttt) "Transferred Patents" shall mean the Patents listed on
Schedule 1.1(ttttt).

            (uuuuu) "Transferred Technology" shall mean all Technology owned or transferable by Seller or its Subsidiaries that is used in or necessary for the conduct of the Business, and includes all Technology listed on Schedule 1.1(uuuuu). To the extent that any Software constitutes Transferred Technology, all versions and releases of such Software, shall be included as Transferred Technology.

            (vvvvv) "Transferred Trademarks" shall mean all registered and common law Trademarks of Seller in any jurisdiction in the world listed on
Schedule 1.1(vvvvv).

            (wwwww) "Transfer Taxes" shall have the meaning set forth in Section 8.12(b).

            (xxxxx) "Transferror Customers" shall have the meaning set forth in
Section 5.8(d).

            (yyyyy) [Intentionally Omitted]

            (zzzzz) "Transition Services Agreement" shall mean the Transition Services Agreement between Buyer and Seller, a form of which is attached hereto as Schedule 1.1(zzzzz).

            (aaaaaa) "TSA Assets" shall have the meaning set forth in Section 2.3(a).

            (bbbbbb) "Web Content" shall mean all content owned by Seller that is displayed or available on Seller's world wide web site at Uniform Resource Locators www.antenna.com and sdarsantenna.com, as of the date hereof and any such additional content that may be displayed or made available between the date hereof and the Closing Date, in each case related exclusively to the Business.

      1.2 Construction.

            (a) For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

            (b) As used in this Agreement, the words "include" and "including" and variations thereof will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words "without limitation."

            (c) Except as otherwise indicated, all references in this Agreement to "Articles," "Schedules," "Sections" and "Exhibits" are intended to refer to Articles, Schedules, Sections and Exhibits to this Agreement.

            (d) The headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

            (e) As used in this Agreement, "$" means United States dollars.

            (f) For purposes of this Agreement, the term "knowledge" means with respect to Seller, the actual knowledge of Carol Broniman, David Carotenuto, Dale Cooper, Jeffrey Daggett, Henry Dimalanta, David Eichelkraut, Patricia Fritz, Frank (Kim) Gorance, James Melia, Robert Truthan, Kevin McGowan and Philip Burr.

                                   ARTICLE II

                           SALE AND PURCHASE OF ASSETS

      2.1 Purchase and Sale of Assets. On the Closing Date and subject to the terms and conditions set forth in this Agreement, Seller will sell, convey, transfer and assign to Buyer, or cause to be sold, conveyed, transferred and assigned to Buyer, and Buyer will purchase from Seller, all of Seller's right, title and interest in and to all of the following assets, other than the Excluded Assets, free and clear of any and all Liens (other than Permitted Liens) (collectively, the "Acquired Assets"):

            (a) the Tangible Assets;

            (b) the Inventory;

            (c) the Products;

            (d) the Transferred Intellectual Property Rights (other than the Transferred Trademarks) (and including all goodwill of the Business appurtenant thereto);

            (e) the Transferred Trademarks and all goodwill of the Business appurtenant thereto;

            (f) the Transferred Technology;

            (g) all rights of Seller under the Transferred Contracts;

            (h) the Books and Records;

            (i) all Web Content;

            (j) the Telephone Numbers;

            (k) all claims, causes of action, choses in action, deposits, prepayments, refunds, rights of recovery, rights of set-off and rights of recoupment of any kind (including rights to insurance proceeds if any, relating to the Tangible Assets and Inventory included on the Closing Statement of Inventory) and all rights under and pursuant to all warranties, representations and guarantees made by vendors of products, materials or equipment, or components, in each case, that relate to any of the Acquired Assets or Assumed Liabilities, and rights to past, present and future damages for breach, infringement or misappropriation, pertaining to, arising out of, and inuring to the benefit of Seller or its Subsidiaries to the extent that they relate to any of the Acquired Assets (including all rights to enforce and rights to past, present and future damages for breach, infringement or misappropriation under any and all proprietary rights agreements pursuant to which Employees of Seller or its Subsidiaries, including Designated Employees, have assigned Transferred Intellectual Property to the Seller and/or its Subsidiaries) or Assumed Liabilities, other than Tax attributes, prepaid Taxes and claims for refunds or credits of Taxes relating to Seller's operation of the Business prior to the Closing; and

            (l) all franchises, permits, licenses, agreements, waivers and authorizations held or used by Seller in connection with, or required for, the conduct of the Business to the extent transferable.

      2.2 Excluded Assets. The Acquired Assets shall not include, and, at the Closing, Seller shall not sell to Buyer and Buyer shall not purchase from Seller, any of the following (collectively, the "Excluded Assets"):

            (a) any cash and cash equivalents of Seller and its Subsidiaries;

            (b) returns, reports, declarations and forms filed by Seller or its Subsidiaries with respect to Taxes, customs and duties of whatever kind or nature, however, denominated, paid or payable by Seller, including worksheets generated in the preparation of such returns, reports, declarations and forms, provided that Seller and its Subsidiaries shall make available to Parent and Buyer, subject to the Confidentiality Agreement (and to the extent such agreement has expired, the parties will enter a new confidentiality agreement on substantially similar terms), such returns, reports, declarations and forms required for the conduct of the Business by Parent and Buyer and shall permit Parent and Buyer to make copies thereof;

            (c) any Trademark that is not a Transferred Trademark including, but not limited to, the "Andrew" trade name or trademark, the Andrew logo or any variant thereof, and any rights to use any of the foregoing either alone or in combination with other words, and all goodwill appurtenant thereto;

            (d) corporate charter documents, minute books, stockholder records, stock transfer records, corporate seal and similar corporate records of Seller or its Subsidiaries;

            (e) any assets related generally to the financial, sales, and administrative operation of the Seller, including, without limitation, any licenses to Software that are generally commercially available and whose use is not limited principally to the Business;

            (f) any assets related generally to the manufacturing and design of Seller's products (and not specifically to the Business);

            (g) any capital equipment utilized generally in Seller's business operations other than as set forth on Schedule 1.1(jjjjj);

            (h) any Non-Transferred Software;

            (i) all rights to refunds of Taxes relating to the Acquired Assets or the Business to the extent such Taxes relate to a period ending on or prior to the Closing and were not paid or assumed by Buyer;

            (j) all claims, causes of action and rights of recovery that may be asserted against third parties to the extent that they arise out of any of the Excluded Assets or Excluded Liabilities; and

            (k) all telephone and facsimile numbers of Seller and its Subsidiaries other than the Telephone Numbers; and

            (l) the assets and properties identified on Schedule 2.2(l).

      2.3 Delivery of Acquired Assets.

            (a) On the Closing, Seller shall, at Buyer's sole cost and from and after delivery to Buyer's designated carrier at Seller's facility, at Buyer's risk of loss (i.e., FOB shipping point), in the manner and form, and to the locations, reasonably specified by Buyer, (i) deliver to Buyer or any other entity reasonably designated in writing by Buyer, all of the Acquired Assets, and (ii) in the case of the Transferred Intellectual Property Rights or other intangible assets, deliver such instruments as are necessary or desirable to document and to transfer title to such assets from Seller to Buyer in accordance with Section 2.4 below. Without limiting the foregoing, all Software included in the Transferred Technology shall, at Buyer's request, be delivered to Buyer by electronic means. Notwithstanding the foregoing, the Acquired Assets specifically described on Schedule 2.3(a) (the "Seller Possessed Assets") shall be deemed to be delivered to Buyer, and Buyer shall bear the risk of loss after the Closing (except with respect to the gross negligence of Seller or any of its Subsidiaries, in which case Seller shall be responsible for any loss), if left at their current location as set forth on Schedule 2.3(a). The Seller Possessed Assets shall be held by Seller in free bailment solely to allow Seller as bailee to perform its obligations under the Transition Services Agreement following the Closing. Seller shall not use any Seller Possessed Asset in any manner without the written consent of Parent or Buyer, except to perform Seller's obligations under the Transition Services Agreement. Within 15 days after written notice from Parent or Buyer to Seller, Seller shall (i) cause at Seller's expense any Seller Possessed Asset or any other asset procured, produced, held or maintained for Buyer under the Transition Services Agreement (the "TSA Assets") to be packaged in a manner suitable for shipping; (ii) prepare, file and provide to Buyer any documentation required to import any Seller Possessed Asset or TSA Asset into the United States, including any documentation necessary to avoid payment of any tariff or duty such as a certificate of origin and related documentation under the North American Free Trade Agreement ("NAFTA"); and (iii) on Buyer's written request, arrange for the shipment of the Possessed Asset or TSA Asset at Buyer's risk (except in the event of gross negligence on the part of Seller or any of its Subsidiaries, in which case Seller shall be responsible for any loss) expense to any location specified by Buyer in the United States.

            (b) To the extent that Buyer is not or cannot be granted possession by Seller in respect of Acquired Assets as of the Closing, those Acquired Assets (including the Seller Possessed Assets) shall be held by Seller for and on behalf of Buyer until such time as Buyer or its designee is granted possession thereof and during such period Buyer shall bear all risk of loss with respect to such Acquired Assets, except for any loss due to Seller's or any of its Subsidiaries gross negligence in which case Seller shall be responsible for such loss.

            2.4 Assignments. Without limiting the foregoing, at the Closing, Seller shall deliver or cause to be delivered to Buyer, duly executed by Seller:
(a) a General Assignment and Bill of Sale substantially in the form of Exhibit A hereto (the "General Assignment"); (b) assignments of the Intellectual Property Rights that constitute Acquired Assets in forms acceptable to Buyer and otherwise suitable for filing in all relevant jurisdictions and the United States and foreign patent and trademark offices, including the assignments required pursuant to Section 2.6; and (c) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Buyer's counsel, as shall be effective to vest in Buyer good and valid title in and to the Acquired Assets (the General Assignment and the other instruments referred to in clauses (a), (b) and (c) being collectively referred to herein as the "Collateral Agreements"). This Section 2.4 shall not limit Buyer's rights pursuant to Section 8.10(a).

      2.5 Liabilities Not Assumed. Other than the Assumed Liabilities, neither Parent nor Buyer shall assume by virtue of this Agreement, and shall have no liability or obligation for, any Liability of Seller or its Subsidiaries (the "Excluded Liabilities"), including (without limitation) those listed below, and Seller shall retain and pay, satisfy, discharge and perform all such Liabilities, including (without limitation) the following Excluded Liabilities:

            (a) Any Liability of Seller for Taxes for any taxable period, and any Liability for Taxes arising from or attributable to the Business, the Acquired Assets or Seller's or its Subsidiaries' operation of the Business for all taxable periods (or portions thereof) ending on or prior to the Closing Date, including any Transfer Taxes and Straddle Period Taxes attributable to Seller pursuant to Section 8.12(c)(iii);

            (b) Any Liability of Seller to indemnify any person by reason of the fact that such person was a director, officer, employee or agent of Seller, or that such person was serving at the request of Seller, as a partner, trustee, director, officer, employee or agent of another entity;

            (c) Any Liability of Seller as a result of any Action or Proceeding initiated at any time to the extent caused by any action or inaction that occurred or condition that existed on or prior to the Closing Date;

            (d) Any Liability of Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby;

            (e) Any Liability of Seller under any Contract other than a Transferred Contract (except as expressly set forth in Section 2.8);

            (f) Any Liability of Seller under any Completed Contract (including, without limitation, any such Liability arising under any Contract for Intellectual Property), provided that Buyer has agreed to assume the Repair and Replace Obligation under the Completed Contracts as set forth in Section 2.8 below;

            (g) Any Liability of Seller under any Partial Contract that relates to or results from the sale or shipment of Product on or prior to the Closing Date (including, without limitation, any such Liability arising under any Contract for Intellectual Property Rights), provided that Buyer has agreed to assume the Repair and Replace Obligation with respect to previously shipped Product as set forth in Section 2.8 below;

            (h) Any Liability under any Transferred Contract arising out of or relating to events prior to the Closing (except as expressly set forth in Section 2.8, including, without limitation, Section 2.8(a)(v)).

            (i) Any Liability relating to Products manufactured or sold or services rendered on or prior to the Closing Date, except for Repair and Replace Obligations under Completed Contracts and Partial Contracts (as set forth in
Section 2.8 below and notwithstanding any other warranty obligation of Seller pursuant to such Contracts);

            (j) Any Employment Liabilities;

            (k) Any Liability of Seller or ERISA Affiliates for making payments or providing benefits of any kind to its Employees, (including, without limitation, (i) as a result of the sale of the Acquired Assets or as a result of the termination by Seller of any Designated Employee or other employee; (ii) any obligation to provide former employees (including individuals who become former employees by reason of the consummation of the transactions contemplated by this Agreement) healthcare continuation coverage; (iii) any Liability in respect of work-related employee injuries or workers' compensation claims; and (iv) any Liability in respect of employee wages or bonuses for work performed on behalf of Seller);

            (l) Any Liability pertaining to Seller's business and arising out of or resulting from noncompliance on or prior to the Closing Date with any laws, statutes, ordinances, rules, regulations, orders, determinations, judgments or directives, whether legislatively, judicially or administratively promulgated (including, without limitation, any Environmental Liabilities or Costs, whether or not arising out of or resulting from noncompliance with Environmental Laws by Seller or its Subsidiaries);

            (m) Any Liability of Seller under any licenses, leases (including operating leases), contracts or agreements, other than the Transferred Contracts;

            (n) All warranty, maintenance and support obligations, whether or not pursuant to any express Product or service warranties, and all warranties or responsibilities imposed or implied by statutes, governmental regulation or otherwise, relating to Products shipped, or services performed, or warranties extended, on or prior to the Closing Date (other than the Repair and Replace Obligations under the Completed Contracts and the Partial Contracts as set forth in Section 2.8);

            (o) Any Liability in respect of accounts payable, or payable obligations of Seller;

            (p) Any Liability of any Subsidiary of Seller (other than Liabilities expressly assumed by Buyer under this Agreement pursuant to any Transferred Contract to the extent a Subsidiary is a party thereto); and

            (q) Any Liability of Seller for any violation, missappropriation, or infringement (whether contributory, by inducement, willful, or otherwise) of any Intellectual Property Rights of any third party (including arising from any action or inaction of Seller under a Completed Contract and any shipment of Product by Seller on or prior to the Closing Date under a Partial Contract).

            (r) Any Liability for any Tax, payment or other obligation (A) in connection with or under Mexican tax laws, rules, regulations, pronouncements or decisions, including any value added tax, in connection with the consummation of the transactions contemplated by this Agreement and the Transition Services Agreement; or (B) relating to the importation of any Acquired Asset or TSA Asset into the United States, including as a result of any failure to obtain a NAFTA certificate of origin and to provide related documentation such that no customs payment, duty or tariff will be required to be paid by Parent or Buyer.

      2.6 Transfer of Intellectual Property Rights. For each of Seller's or its Subsidiaries' Intellectual Property Rights that constitute Acquired Assets, Seller and its Subsidiaries (as applicable) shall deliver to Buyer at Closing an assignment in form reasonably acceptable to Buyer to evidence the transfer of such rights (including Patents, Copyrights or Trademarks) to Buyer. Such assignment shall specify Buyer (or such other entity designated by Buyer in its sole discretion) as the exclusive owner by assignment of such Intellectual Property Rights (including Patents, Copyrights and Trademarks). This Section 2.6 shall not limit Buyer's rights pursuant to Section 8.10(a).

      2.7 Transferred Contracts. On or prior to the Closing, Seller shall deliver to Buyer complete copies of all of the Transferred Contracts not previously delivered to Buyer, if any.

      2.8 Assumed Liabilities.

            (a) As of the Closing, Buyer hereby agrees to assume the following, and only the following obligations of Seller (collectively, the "Assumed Liabilities"):

                  (i) with respect to the Completed Contracts that are not Scheduled Completed Contracts, for a period equal to the lesser of (A) two (2) years following the Closing Date or (B) the remaining applicable warranty period set forth in such Completed Contracts with respect to a particular shipment, the Repair and Replace Obligation (it being understood and agreed that Buyer assumes no other warranty obligation, whether express or implied, notwithstanding any provision of any such Completed Contract);

                  (ii) with respect to Completed Contracts that are Scheduled Completed Contracts, for a period equal to the remaining applicable warranty period set forth in such Scheduled Completed Contracts, the Repair and Replace Obligation (it being understood and agreed that Buyer assumes no other warranty obligation, whether express or implied, notwithstanding any provision of any such Scheduled Completed Contract);

                  (iii) with respect to Products shipped on or prior to the Closing Date under the Partial Contracts, the Repair and Replace Obligation (it being understood and agreed that Buyer assumes no other warranty obligation, whether express or implied, notwithstanding any provision of any such Partial Contract;

                  (iv) all Liabilities (including executory obligations) under Partial Contracts arising out of or relating to events after the Closing and the Repair and Replace Obligation with respect to such Partial Contracts; and

                  (v) the Liabilities of Seller under the Executory Contracts.

Subject to Section 2.8(b), Buyer shall not have any obligation pursuant to any Transferred Contract that by its terms or under applicable law requires, prior to assignment, a consent to assignment unless a written consent thereto has been obtained on or prior to the Closing Date.

            (b) With respect to each Contract not assigned to Buyer that would have been acquired by Buyer pursuant to Section 2.1 but for the failure to obtain a required consent, Seller shall use, and shall cause its Subsidiaries to use, commercially reasonable efforts to obtain the consents of all required parties to the assignment of such contract(s) unless otherwise directed by Parent or Buyer in writing. Such contract(s) shall be promptly assigned by Seller to Buyer after receipt of such consents after the Closing Date and thereafter shall be deemed to be an Assumed Liability hereunder as if such consent had been obtained prior to the Closing Date. Notwithstanding the absence of any such consent, the Buyer shall be entitled to the benefits of such contract(s) accruing after the Closing Date to the extent that Seller may provide Buyer with such benefits without violating the terms of such contract(s), and assuming Buyer receives such benefits, Buyer agrees to perform at its sole expense all of the obligations of Seller to be performed under such contract(s) from the Closing Date (other than obligations that are Excluded Liabilities).

                                  ARTICLE III

                            CLOSING AND CONSIDERATION

      3.1 Closing. The closing of the transactions contemplated by this Agreement and the Collateral Agreements (the "Closing") will take place at the offices of Gardner Carton & Douglas, LLP, 191 North Wacker Drive, Suite 3700, Chicago, Illinois 60606-1698, commencing at 5:00 p.m., local time, two business days following the satisfaction or written waiver of the last of the conditions of Closing as set forth in Article IX hereof, or on such other date and time as the parties may mutually determine (the "Closing Date").

      3.2 Consideration. In addition to assuming the Assumed Liabilities, and subject to Section 3.3, as consideration for Buyer's purchase of the Acquired Assets and the covenants of Seller (including as set forth in Section 8.13).

            (a) Parent or Buyer shall pay the Consideration to Seller at Closing by wire transfer in accordance with written instructions delivered by Seller to Parent at least two (2) business days prior to Closing.

      3.3 Adjustment of Consideration for Inventory. The Consideration payable to Seller pursuant to Section 3.2 shall be subject to adjustment following the Closing as specified in this Section 3.3 as follows:

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

            (a) Within twenty (20) days after the Closing Date, Seller's factory materials department staff shall conduct and complete a physical count of the Closing Inventory in the presence of Parent's Accountants for the purposes of observing and co-counting, such accounting to form the basis for the Closing Statement of Inventory. Until the completion of the physical counts of Closing Inventory, Seller will segregate, or cause to be segregated, all of the Closing Inventory from other inventory located at any facilities. Seller shall (i) provide Parent, Buyer and Parent's Accountants with reasonable access to such facilities and Closing Inventory in a manner to facilitate physical counts of Closing Inventory and an audit of the Closing Statement of Inventory; and (ii) keep accurate and complete records (and permit Parent, Buyer and Parent's Accountants reasonable access thereto) of any Inventory received, sold, used or otherwise disposed of in such a manner as to facilitate an audit of the Closing Statement of Inventory. Within ten (10) days after the Closing Date, Seller shall deliver to Parent and Buyer the Closing Statement of Inventory.

            (b) The Closing Statement of Inventory shall be deemed final for purposes of this Section 3.3 upon the earliest of (A) the failure of Parent or Buyer to notify Seller of a dispute within thirty (30) days of Seller's delivery of the Closing Statement of Inventory to Parent and Buyer; and (B) the resolution of all disputes pursuant to Section 3.3(c). Within three (3) business days after the Closing Statement of Inventory being deemed final, the Consideration shall be adjusted as provided in (i) and (ii) below, and Parent or Seller, as applicable, shall make a payment in respect of such adjustment in the manner set forth in Section 3.3(d):

                  (i) to the extent that $6,000,000 (the "Baseline Inventory Amount") exceeds the value of the Closing Inventory reflected on the Closing Statement of Inventory (as adjusted in connection with the resolution of any disputes pursuant to Section 3.3(c)), then the Consideration shall be adjusted downward in an amount equal to such excess (the "Closing Inventory Deficiency") and Seller shall make a payment to Parent equal to the difference between the Closing Inventory Deficiency and $295,000; provided, however, if the Closing Inventory Deficiency is less than $295,000, there shall be no downward adjustment to the Consideration and Seller shall not be obligated to make such payment; and

                  (ii) to the extent that the Baseline Inventory Amount is less than the value of the Inventory reflected on the Closing Statement of Inventory (as adjusted in connection with the resolution of any disputes pursuant to Section 3.3(c)), then the Consideration shall be adjusted upward in an amount equal to such difference (the "Closing Inventory Excess") and Parent shall make a payment to Seller equal to the difference between the Closing Inventory Excess and $295,000; provided, however, if the Closing Inventory Excess is less than $295,000, there shall be no upward adjustment to the Consideration and Parent shall not be obligated to make such payment.

            (c) Subject to this Section 3.3(c), the value of the Closing Inventory set forth on the Closing Statement of Inventory shall be deemed to be and shall be final, binding and conclusive on Parent, Buyer and the Seller with respect to this Section 3.3. Parent or Buyer may dispute the value of the Closing Inventory as set forth on the Closing Statement of Inventory; provided, however, that either Parent or Buyer shall have notified Seller in writing of its dispute (the "Objection Notice"), specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty (30) days after Parent's and Buyer's receipt of the Closing

Statement of Inventory. In the event of such a dispute, Seller's Accountants and Parent's Accountants shall attempt to reconcile the differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto for purposes of this Agreement. If Seller's Accountants and Parent's Accountants are unable to reach a resolution with such effect within 30 days after receipt by Seller of the Objection Notice, Seller's Accountants and Parent's Accountants shall submit the items remaining in dispute for resolution to an Independent Accounting Firm, which shall, within 30 days after such submission, determine and report to Parent, Buyer and Seller upon such remaining disputed items, and such report shall be final, binding and conclusive on the parties hereto for purposes of this Agreement. The fees and disbursements of the Independent Accounting Firm shall be allocated between Seller and Parent in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted. The fees and expenses of Parent's Accountants shall be paid by Parent. The fees and expenses of Seller's Accountants shall be paid by Seller. Notwithstanding anything to the contrary in this Section 3.3(c), Seller shall be required to pay any amounts not in dispute when due as provided in Section 3.3(d). In acting under this Section 3.3, Parent's Accountants, Seller's Accountants and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

            (d) Parent and Seller, as applicable, shall pay any amount due pursuant to this Section 3.3 when due by wire transfer in immediately available funds to an account directed by Parent or Seller, as applicable. Seller or Parent, as applicable, shall pay simple interest on any amount not paid when due pursuant to this Section 3.3 at a rate of five percent (5%) per annum (based on a year of 365 days) beginning on the date following the applicable due date.

                                   ARTICLE IV

                             [INTENTIONALLY OMITTED]

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby represents and warrants to Parent and Buyer, subject to the specific exceptions disclosed in the disclosure letter and schedules thereto (each referencing or cross-referencing the appropriate Section and paragraph numbers of this Article V as to which an exception exists and which exceptions and other information provided in the disclosure letter and schedules thereto shall constitute representations and warranties under this Agreement) delivered by Seller to Parent and Buyer, and dated as of the date hereof (the "Seller Disclosure Schedule"), as follows (provided, however, with respect to any Acquired Asset (including any Transferred Intellectual Property or Seller IP) in which any Subsidiary of Seller has any legal or beneficial interest as of the date of this Agreement, any representation or warranty making reference to Seller shall be deemed to include the Subsidiary or Subsidiaries of Seller holding such legal or beneficial interest in such Acquired Asset(s), and Seller shall be deemed to have made such representation on behalf of such Subsidiary):

      5.1 Organization.

            (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and is duly qualified or licensed to do business, to perform its obligations under all Transferred Contracts by which it is bound and each is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary with respect to the Business.

            (b) Except as set forth on Schedule 5.1(b), no Subsidiary of the Seller is or has been engaged in the operation of the Business or has any right, title or interest in, to or under any Acquired Asset (the "Business Subsidiaries") or any other asset exclusively related to the Business. To the extent that any Acquired Asset has been transferred to Seller by a Subsidiary of Seller, such transfer was duly authorized by all corporate action required on the part of Seller and such Subsidiary of Seller, did not result in a Conflict with any law, rule or regulation, did not breach, violate, create any default or event of default or otherwise result in a Conflict with any Transferred Contract, and did not result in the creation of any Lien on any Acquired Asset (other than a Permitted Lien). No transfer of any Acquired Asset to Seller from any Subsidiary of Seller resulted or will result in any claim that such transfer was invalid or conflicted with the rights of any creditor of Seller or any Subsidiary of Seller.

            (c) The physical location and address of each tangible Acquired Asset is set forth on Schedule 5.1(c).

      5.2 Authority. Seller has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller, and no further action is required on the part of Seller or any of Seller's stockholders to approve the Agreement and the transactions contemplated hereby. This Agreement and the transactions contemplated hereby have been approved by the Board of Directors of Seller. This Agreement and the transactions contemplated hereby are not required to be approved by the stockholders of Seller or the Board of Directors or stockholders of any Subsidiary of Seller. This Agreement has been, and upon their execution the Ancillary Agreements will be, duly and validly executed and delivered by Seller and constitute upon their execution valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.

      5.3 No Conflict. Except as set forth on Schedule 5.3, the execution and delivery of this Agreement by Seller does not, and the execution and delivery of the Ancillary Agreements and the performance of this Agreement and the Ancillary Agreements will not, (a) conflict with or violate the certificate of incorporation or bylaws of Seller; (b) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Seller or any Subsidiary of Seller or by which any of their properties are bound or affected; (c) result in the creation of a Lien on any of the Acquired Assets; or (d) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Seller or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise, concession or other instrument or obligation relating to the Business, the Products or the Acquired Assets to which Seller or any of its Subsidiaries is a party or by which the Business, Products or the Acquired Assets are bound or affected, except as could not reasonably be expected to materially affect or impair the ability of Seller to sell and transfer the Acquired Assets to Buyer or otherwise to satisfy its obligations under this Agreement.

      5.4 Seller Financial Statements.

            (a) Seller's books, accounts and records, and the books, accounts and records of Seller's Subsidiaries, are, and have been, maintained in Seller's usual, customary and ordinary manner, in accordance with GAAP.

            (b) The allocations used to create the Financial Statements, including allocations relating to accounts receivable, prepaid expenses, intercompany liabilities/equity, sales, cost of sales and general, administrative expenses, have been applied on a reasonable and consistent basis with that of past practices and in accordance with Staff Accounting Bulletin 55.

            (c) Schedule 5.4 contains complete and accurate copies of the Financial Statements. Except as set forth on Schedule 5.4(c), the Financial Statements fairly present, in all material respects, the financial position of the Business as of the dates thereof, and the results of operations of the Business for the periods covered thereby, in accordance with GAAP, consistently applied.

            (d) Neither Seller nor any of its Subsidiaries has any Liability relating to the Business required by GAAP to be provided or reserved against on a balance sheet except for: (A) Liabilities provided for or reserved against in the Financial Statements; (B) Liabilities under the executory portion of any written purchase order, sale order, lease, agreement or commitment of any kind by which any Seller is bound and which was entered into in the Ordinary Course of Business; and (C) Liabilities under the executory portion of permits, licenses and governmental directories and agreements issued to, or entered into by, Seller in the Ordinary Course of Business.

      5.5 Indebtedness; Guaranties. Except as set forth on Schedule 5.5, neither Seller nor any of its Subsidiaries has any indebtedness for money borrowed or for the deferred purchase price of property or services, capital lease obligations, conditional sale or other title retention agreements relating to any of the Acquired Assets. Except as set forth on Schedule 5.5, neither Seller nor any of its Subsidiaries is a guarantor or otherwise liable for any Liability or obligation of any other person or entity for any matter which relates to or affects or will affect the Acquired Assets.

      5.6 Absence of Changes. Since July 31, 2004 and except contemplated by this Agreement, Seller has conducted the Business only in the Ordinary Course of Business and, without limiting the generality of the foregoing:

            (a) There has been no event or change in the condition (financial or otherwise), business, net worth, assets, operations, obligations or liabilities of Seller which, in the aggregate, has had or may be reasonably expected to have a Material Adverse Effect;

            (b) Seller has not mortgaged, pledged or otherwise encumbered any of the Acquired Assets;

            (c) Seller has not sold, assigned, licensed, leased, transferred or conveyed, or committed to sell, assign, license, lease, transfer or convey, any of the Acquired Assets;

            (d) There has been no destruction of, damage to or loss of any of the Acquired Assets;

            (e) No Contract involving the Business has been accelerated, terminated, modified or cancelled;

            (f) Seller has not delayed or postponed the payment of accounts payable or other Liabilities relating to the Business;

            (g) Seller has not cancelled, compromised, waived or released any right or claim (or series of related rights and claims) relating to the Business;

            (h) Neither Seller nor any of its Subsidiaries has entered into any capital commitments in relation to any of the Acquired Assets or the Business;

            (i) No litigation relating to the Business, the Products, the Acquired Assets or, to the knowledge of the Seller, any Designated Employee has been commenced or threatened, and to the knowledge of Seller, no reasonable basis exists for any litigation, proceeding or investigation relating to the Business, the Products, the Acquired Assets or any Designated Employee;

            (j) Seller has not received any written notice of any claim or potential claim of ownership by any Person other than Seller of the Transferred Technology or the Transferred Intellectual Property Rights, or of infringement by the Business of any other Person's Intellectual Property Rights;

            (k) Neither Seller nor any of its Subsidiaries has received written notice of any claim or potential claim, and to the knowledge of Seller, no basis exists for any claim or potential claim that any of the Acquired Assets has infringed the Intellectual Property Rights of any person or entity; and

            (l) There has been no agreement by Seller, any of its Subsidiaries, or any employees, agents or affiliates of Seller or any of its Subsidiaries to do any of the things described in the preceding clauses (a) through (k) (other than negotiations with Buyer and their representatives regarding the transactions contemplated by this Agreement).

      5.7 Legal and Other Compliance. Seller has operated the Business in material compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof). No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced, or to the knowledge of Seller threatened against Seller, alleging any failure so to comply, nor to the knowledge of Seller, is there any reasonable basis therefor. Schedule 5.7 sets forth a brief description of (i) any injunction, judgment, order, decree, or ruling applicable to Seller relating to the Business or the Acquired Assets and (ii) all licenses, permits, approvals or other consents required from any Governmental Entity to permit Seller to operate the Business. No Acquired Asset (including any Product) is subject to any proceeding or outstanding decree, order or judgment that restricts in any manner the use, transfer or licensing thereof (as currently performed by Seller) or may affect the validity, use or enforceability of the Acquired Assets (as currently employed by Seller).

      5.8 Transferred Contracts.

            (a) None of Seller, any of its Subsidiaries or any ERISA Affiliate is a party to any unwritten commitment, understanding, contract, covenant or agreement with any third party (including any Designated Employee), related to the Business, Acquired Assets, Products, Transferred Intellectual Property Rights, Transferred Technologies, Transferred Contracts, Employee Plans, Designated Employee compensation arrangements or employment arrangements.

            (b) Except as listed in Schedule 5.8(b) (the "Excluded Contracts"), the Transferred Contracts listed on Schedule 1.1(rrrrr) are all of the Contracts between Seller or any of its Subsidiaries and any third party necessary for the operation of, or exclusively related to, the Business, the Acquired Assets or the Products, and true and complete copies of all such Contracts have been delivered to Buyer.

            (c) Each Transferred Contract is legal, valid and binding, is in full force and effect and Seller is not subject to any default thereunder, nor, to the knowledge of Seller, is any party obligated to Seller pursuant to any such Transferred Contract subject to any default thereunder. Seller has not materially breached, violated or defaulted under, or failed to perform under, received notice that it has breached, violated or defaulted under, or failed to perform under, nor, to Seller's knowledge, is there any reasonable basis for the assertion of any breach, violation or default under, or failure to perform under, any of the terms or conditions of any Transferred Contract and, to Seller's knowledge, no other party to any of the Transferred Contracts is in breach thereof, or has violated, defaulted or failed to perform thereunder. There are no Contracts between Seller or any of its Subsidiaries and any other Person with respect to the Business or the Acquired Assets, including the Transferred Intellectual Property Rights, under which there is pending any dispute or, to the knowledge of Seller, any threatened dispute regarding the scope of such Contract or performance under such Contract, including with respect to any payments to be made or received by Seller thereunder. Seller has obtained, or will obtain prior to the Closing, all necessary consents, waivers and approvals of parties to any Transferred Contract as are required thereunder in connection with the Closing, or for any such Transferred Contract to remain in full force and effect without limitation, modification or alteration after the Closing. Assuming the consents to assignment set forth on Schedule 5.8(c) are obtained and are in full force and effect as of the Closing, following the Closing, Buyer will be permitted to exercise all of the rights Seller and its Subsidiaries had under the

Transferred Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Seller and its Subsidiaries would otherwise be required to pay pursuant to the terms of such Transferred Contracts had the transactions contemplated by this Agreement and the Collateral Agreements not occurred.

            (d) Seller has provided to Parent and Buyer in Schedule 5.8(d) a list of the 25 largest customers of the Business (based on sales revenues) for the period January 1, 2004 to September 30, 2004 (the "Transferor Customers"), together with summaries of the sales made to each such customer during such period. Seller is not aware of (i) any notice of intent, negotiations, discussions or other indications of interest on the part of the Transferor Customers to terminate, modify, amend, waive or alter in any material respect any of the terms and conditions of the Transferred Contracts or terminate their status as a customer or reduce purchases of Products, (ii) any complaints other than in the Ordinary Course of Business by the Transferor Customers regarding any Products or services provided to such customers by Seller, or (iii) any change of control transactions or insolvency events to the Seller's knowledge pending with respect to the Transferor Customers.

      5.9 Support and Service Contracts. Schedule 5.9 sets forth a true and complete list of all Contracts pursuant to which Seller is obligated to provide support, service and maintenance to customers of the Business, together with the amounts of deferred revenue or technology license obligations which are associated with the executory support and service obligations under such Contracts (each, a "Deferred Revenue Accrual"). Each Deferred Revenue Accrual is as reflected in the Books and Records and has been accrued in accordance with GAAP, consistently applied, and each arose in the Ordinary Course of Business. Except as set forth on Schedule 5.9, Seller has not received any deferred or unearned revenues.

      5.10 Inventory.

            (a) Schedule 5.10(a) sets forth the Reference Statement of Inventory. The Reference Statement of Inventory was prepared in accordance with GAAP and the books of account and other financial records of Seller.

            (b) The values at which all Inventories are carried on the Reference Statement of Inventory reflect, and the value of the Closing Inventory on the Closing Statement of Inventory will reflect, the standard cost of such Inventory and Closing Inventory as in effect on July 31, 2004. Seller has good and marketable title to the Inventories, and will have good and marketable title to the Closing Inventory, free and clear of all Liens other than Permitted Liens. The Inventory reflected on the Reference Statement of Inventory does not, and the Closing Inventory on the Closing Statement of Inventory will not, consist of any items held on consignment. Seller is under no obligation or liability with respect to accepting returns of items of Inventory or Closing Inventory or merchandise other than in the Ordinary Course of Business. No clearance or extraordinary sale of the Inventories has been conducted since the date of the Reference Statement of Inventory other than in the Ordinary Course of Business.
Schedule 5.10(b) sets forth all changes in the prices charged to customers or distributors for Inventory since the date of the Reference Statement of Inventory. Since the date of the Reference Statement of Inventory, neither Seller nor any of its Subsidiaries has changed the price of any Inventory except for (i) reductions to reflect any reduction in the cost thereof, (ii) increases to reflect any increase in the cost thereof to Seller, and (iii) increases and reductions made with the written consent of Buyer. Schedule 5.10(b) contains a complete list of the addresses of all warehouses and other facilities in which the Inventories are located.

            (c) Since the date of the Reference Statement of Inventory, Seller has manufactured, inspected, tested and maintained all of the Inventory and Closing Inventory in the Seller's Ordinary Course of Business, and based on such operations, Seller has not experienced any issues associated with product defects or qualities that differ materially from prior experience.

            (d) Schedule 5.10(d) sets forth a complete and accurate list of the part numbers for each Product and for each component thereof.

      5.11 Restrictions on Business Activities. There is no Contract, agreement (noncompetition, field of use, most favored nation or otherwise) or commitment that is a Transferred Contract, that otherwise exclusively relates to the Business or that would affect Parent or Buyer's conduct of the Business after the Closing (when conducted in substantially the same manner by Buyer as conducted by Seller prior to the Closing), and there is no judgment, injunction, order or decree to which Seller or any of its Subsidiaries is a party or which is otherwise binding upon Seller or any of its Subsidiaries that relates to the Business, Products or Acquired Assets which has or reasonably could be expected to have the effect of prohibiting or impairing (a) any practice of the Business as currently conducted by Seller, (b) any acquisition of property (tangible or intangible) by Buyer or any successor to the Business in connection with the operation of the Business as currently conducted by Seller or the Acquired Assets, or (c) the conduct of the Business as currently conducted by Seller. Without limiting the foregoing, Seller is not a Party to any agreement that restricts Seller's ability to sell, license or otherwise distribute any of the Products or the Transferred Technology to any class of customers, in any geographic area, during any period of time or in any segment of the market. Neither Seller nor any of Seller's subcontractors is in possession of government classified materials in connection with any Transferred Contract.

      5.12 Title to Properties, Absence of Liens, Condition of Equipment.

            (a) Seller has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, each Acquired Asset free and clear of any Liens (other than Permitted Liens, but including any Liens created as a result of the consummation of the transactions contemplated hereby). No Liens encumber any Acquired Asset other than Permitted Liens. To the knowledge of Seller, no basis exists for the assertion of any claim which, if adversely determined, could result in a Lien on any Acquired Asset.

            (b) Schedule 1.1(jjjjj) lists all Tangible Assets owned or leased by Seller or any of its Subsidiaries that are necessary for the conduct of, or exclusively related to, the Business, and such Tangible Assets are (i) all of the tangible assets required for the conduct of the Business by Seller and its Subsidiaries as currently conducted, and (ii) in reasonable operating condition, subject to normal wear and tear. Schedule 1.1(jjjjj) identifies where each Tangible Asset is located and whether such Tangible Assets are owned by or leased to Seller (and, if leased, by which lessor).

            (c) Seller is in custody and control of all the Acquired Assets. No customer of the Business has any ownership interest in any of the Acquired Assets.

      5.13 Customers and Sales. Seller has sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to the current and former customers of the Business (the "Customer Information"). No Person other than Seller possesses any claims or rights with respect to use of the Customer Information. Except as set forth on Schedule 5.13, neither Seller nor any of its Subsidiaries is in possession of any property of a customer of the Business. To the extent Seller is in possession of any such property, Schedule 5.13 lists such assets by customer and indicates the agreement pursuant to which such property is held.

      5.14 Intellectual Property. Except as set forth on Schedule 5.14:

            (a) Schedules 1.1(sssss) and 1.1(uuuuu), listing or describing the Seller IP, are true, complete and accurate.

            (b) Schedule 5.14(b) lists all Registered Intellectual Property Rights that are Seller IP. All such Registered Intellectual Property Rights that are Seller IP are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use), are valid, subsisting and enforceable, and are not subject to any unpaid maintenance fees or taxes or actions falling due within 90 days after the Closing Date. All such Registered Intellectual Property Rights have been assigned to Seller and such assignments have been properly recorded over 120 days prior to the Closing Date. There are no proceedings or actions before any court or tribunal (including the PTO or equivalent authority anywhere in the world) related to any of such Registered Intellectual Property Rights. Seller has no knowledge of any facts or circumstances, nor has Seller received any written notice of any facts or circumstances, that would render any of the Transferred Intellectual Property Rights unenforceable or any Registered Intellectual Property Rights that are Transferred Intellectual Property Rights invalid.

            (c) Seller owns exclusively, and has good and marketable title to all works of authorship and all associated copyrights that are used or embodied in, and all other Intellectual Property Rights in and to, the Seller IP, and no other Person has any other rights thereto. All Acquired Assets will after the Closing be fully transferable and alienable and exclusively owned by Buyer. No Technology of a third party was, or is, used in, incorporated into, integrated or distributed in connection with, any Technology that is or was Seller IP or a Product, except for Third Party Technology.

            (d) To the extent that any Seller IP was originally owned or created by or for any third party or by any contractor or employee of Seller or any Subsidiary or predecessor of Seller: (i) Seller has obtained complete, unencumbered and unrestricted ownership and is the exclusive owner of, all such Seller IP by valid assignment and has obtained the waiver of all non-assignable rights, including but not limited to all moral rights; (ii) the transfers and licenses from Seller hereunder do not violate such third party agreements; (iii) such third parties have not retained and do not have any rights or licenses with respect to the Seller IP; (iv) no basis exists for such third party to challenge or object to this Agreement; and (v) Seller has not received notice challenging or objecting to this Agreement or the transactions contemplated hereunder.

            (e) Neither Seller nor any of its Subsidiaries has transferred ownership of, or granted any license of or right to use, or joint ownership of, (or in the case of Seller IP, authorized the retention of any rights to use) any Intellectual Property Right that is or is purported to be a Transferred Intellectual Property Right to any other Person. Seller is the sole and exclusive owner of all Transferred Seller IP.

            (f) Schedule 5.14(f) lists or describes all Third Party Technology used in the Business. To the knowledge of Seller, none of the Third Party Technology infringes or misappropriates the Intellectual Property Right of any Person.

            (g) No Governmental Entity, university, college, other educational institution or research center has any claim or right or to the Transferred Intellectual Property or Transferred Technology and (i) no government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of the Seller IP, and (ii) to the knowledge of Seller, no current or former employee, consultant or independent contractor of Seller or any of its Subsidiaries, has performed services for the government, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also involved in, or who contributed to, the creation or development of any similar Transferred Technology or Transferred Intellectual Property Rights.

            (h) Other than the Third Party Technology Contracts listed in
Schedule 1.1(qqqqq) and the Transferred Contracts set forth on Schedule 1.1(rrrrr), there are no contracts, licenses or agreements to which Seller or any of its Subsidiaries is a Party with respect to any Transferred Technology or the Transferred Intellectual Property Rights. Neither Seller nor any of its Subsidiaries is required to make or accrue any royalty or other payment to any third party in connection with any of the Business, the Products, the Acquired Assets, Transferred Intellectual Property Rights or Transferred Technology. No third party who has licensed or sold any Intellectual Property Rights relating to the Business to Seller has ownership rights or license rights (existing or contingent) to improvements, enhancements or derivative works made by Seller in such intellectual property which has been licensed or sold to Seller, including without limitation, any version of any software licensed pursuant to any GNU general public license or limited general public license, that was used in, incorporated into, integrated or distributed or used on connection with any item of Transferred Intellectual Property Rights or Transferred Technology or Products.

            (i) Neither (i) the operation of the Business, including the use of the Products, by either Seller or its Subsidiaries prior to the Closing or by Parent or Buyer or any of their Subsidiaries following the Closing when operated or used, as applicable, in a similar manner, nor (ii) the Acquired Assets (including the Transferred Technology (but excluding Third Party Technology listed on Schedule 5.14(f))), did or do or will: (A) infringe or misappropriate the Intellectual Property Rights (excluding Patents only) of any Person; (B) to the knowledge of Seller, infringe any Patent of any Person; (C) violate the rights of any Person (including rights to privacy or publicity); or (D) constitute unfair competition or trade practices under the laws of any jurisdiction. Neither

Seller nor any of its Subsidiaries has received notice from any Person claiming that the operation of the Business or use of any Product or Acquired Asset (including Products, Technology or services currently under development) infringe or misappropriate the Intellectual Property Rights of any Person or constitute unfair competition or trade practices under the laws of any jurisdiction (nor does Seller have knowledge of any basis therefor).

            (j) To the knowledge of Seller, no Person is infringing or misappropriating the Transferred Intellectual Property Rights or Transferred Technology.

            (k) Seller and its Subsidiaries have taken all reasonable steps that are required to protect their rights in confidential information and Trade Secrets associated with or related to the Business, the Products, the Transferred Intellectual Property Rights or the Acquired Assets. No third party possesses or has the right to possess (whether contingent or not) any Source Code to any Software that is Seller IP, including any Products.

            (l) Neither this Agreement nor the transactions contemplated hereby, including the assignment to Buyer, by operation of law or otherwise, of any Contracts to which Seller or any of its Subsidiaries is a party, will, because of such transactions, result in: (i) the grant to any third party of any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, Parent or Buyer; (ii) Parent or Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses; or (iii) Parent or Buyer being obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent, Buyer or Seller prior to the Closing.

            (m) Seller has disclosed in writing to Buyer all information relating to any material problem, claim or issue with respect to any of the Products (or any other product, Transferred Technology or service of Seller) which does, or may reasonably be expected to, materially adversely affect the value, functionality or fitness for the intended purpose of such Product (or such other product, Transferred Technology or service of Seller). Without limiting the foregoing, there are currently no claims asserted against Seller or any of its Subsidiaries related to the Products, the Transferred Technology, the Acquired Assets or the Business.

      5.15 Litigation. There is no action, suit, proceeding, claim, arbitration or, to the knowledge of Seller, any investigation, pending before any court or administrative agency against Seller (or any Subsidiary or affiliate of Seller or any officer or director of Seller or any of its Subsidiaries in their capacity as such) that relates directly or indirectly to the Business, any Product, any Acquired Asset or any Designated Employee, or that questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with this Agreement. To the knowledge of Seller, no such action, proceeding, claim, arbitration or investigation has been threatened, and Seller is not aware of any reasonable basis for any such action, suit, proceeding, claim, arbitration, or investigation. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against Seller or any of its Subsidiaries affecting the Business, any Product, any Acquired Asset or any Designated Employee under any federal, state, local or foreign law. No Governmental Entity has at any time challenged or questioned in writing, or to the knowledge of Seller, otherwise challenged or questioned, the legal right of Seller or any of its Subsidiaries to conduct the Business as currently conducted and as proposed to be conducted, including the right to manufacture, offer or sell any Product. Schedule 5.15 identifies prior settled litigation of Seller or any of its Subsidiaries relating primarily to the Business or any Acquired Asset and the information set forth on such schedule is complete and accurate. Seller (or any Subsidiary or affiliate of Seller or any officer or director of Seller or any of its Subsidiaries in their capacity as such) has not initiated or threatened to initiate any action, suit, proceeding, claim, arbitration or any investigation against any Person relating primarily to the Business or any Acquired Asset and Seller is not aware of any reasonable basis for any such action, suit, proceeding, claim, arbitration or investigation.

      5.16 Insurance. There is no claim relating primarily to the Business, the Products or the Acquired Assets by Seller or any of its Subsidiaries pending under any insurance policy, other than routine claims for employee benefits, or fidelity bond.

      5.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Seller or any of its Subsidiaries in respect of the Business, the Products or Acquired Assets, except as expressly granted to Parent or Buyer in this Agreement.

      5.18 Environmental Matters. Except as set forth on Schedule 5.18(a), (b), or (c):

            (a) Seller has not used any Chemical Substance or Extremely Hazardous Substance in connection with the Business, any Product or any Acquired Asset.

            (b) Seller has not transported, stored, used, manufactured, Released or exposed its employees or any other person to any Chemical Substance or Extremely Hazardous Substance in violation of any applicable statute, rule, regulation, order or law such that a claim arising therefrom is reasonably foreseeable.

            (c) Seller is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder and which relate to the Business, any Product or any Acquired Asset. Seller has not received any written notice and, to the knowledge of Seller, there is no past or present condition or practice of the Business which forms or could be reasonably expected to form the basis of any material claim, action, suit, proceeding, hearing or investigation against the Business, any Product or any Acquired Assets, arising out of the manufacture, processing, distribution, use, treatment, storage, transport, or handling, or the Release or threatened Release into the Environment, of any Chemical Substance or Extremely Hazardous Substance by Seller with respect to the Business, any Product or any Acquired Asset.

      5.19 Employee Matters.

            (a) Designated Employees. Schedule 5.19(a) contains a complete and accurate list of the Designated Employees showing for each Designated Employee:
(i) all remuneration payable and other benefits provided, or which Seller or any of its Subsidiaries is bound to provide (whether at present or in the future), to each such Designated Employee, or any dependent, beneficiary or representative of any such Designated Employee, and includes, if any, particulars of all profit sharing, incentive and bonus arrangements to which Seller or any of its Subsidiaries is a party, whether legally binding or not, (ii) the date of hire, (iii) leave status (including type of leave), (iv) visa status, and (v) whether such Designated Employee is being seconded to the Business, is an independent contractor or is an employee of any entity other than Seller.

            (b) Employee Plan Compliance. Each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code has received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation and such letter has not been revoked.

            (c) Multiemployer Plans. At no time has Seller or any ERISA Affiliate contributed to or been obligated to contribute to any pension plan which is a "multiemployer plan," as defined in Section 3(37) of ERISA.

            (d) Labor. With respect to the Business, no work stoppage or labor strike against Seller is pending or threatened. Seller does not know of any activities or proceedings of any labor union to organize any Business Employees. There are no actions, suits, claims, labor disputes or grievances pending, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Business Employee, including, without limitation, charges of unfair labor practices or discrimination complaints. Neither Seller nor any ERISA Affiliate is or has in the past been a party to, or bound by, any collective bargaining agreement or union contract with respect to Business Employees and no collective bargaining agreement is being negotiated by Seller or any ERISA Affiliate with respect to Business Employees.

      5.20 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notification to, any Governmental Entity or any third party, including a party to any agreement with Seller or any of its Subsidiaries (so as not to trigger a Conflict), is required by or with respect to Seller or any of its Subsidiaries in connection with the execution and delivery of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, except for the consents listed on Schedule 5.20.

      5.21 Warranties; Defects; Liabilities. Each Product manufactured, sold, licensed, leased or delivered by Seller or any of its Subsidiaries, and all services related primarily to the Business performed by Seller or any of its Subsidiaries, have been in material conformity with all applicable contractual commitments and all express and implied warranties. No Product manufactured, sold, licensed, leased, or delivered by Seller or any of its Subsidiaries, and no service primarily performed by Seller or any of its Subsidiaries, is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable law. Schedule 5.21 includes copies of the standard terms and conditions relating to the manufacture, sale, license or lease of any Product or services related primarily to the Business for Seller and sets forth all Transferred Contracts under which Seller or any of its Subsidiaries has manufactured, sold or licensed Products or performed services or provided any guaranty, warranty or indemnity to a third party in connection therewith which contain terms that materially deviate from such standard terms and conditions. Except as set forth on Schedule 5.21, neither Seller nor any of its Subsidiaries has received any communication from any customer concerning any warranty obligation or potential warranty obligation relating to the Business or the Products.

      5.22 Books and Records. The Books and Records (a) are accurate in all material respects, (b) have been materially maintained in accordance with applicable laws and (c) are in Seller's possession or under its control.

      5.23 Assets Acquired from Mexico. The Seller Maquiladoras are wholly-owned Subsidiaries of Seller and are in possession of all Acquired Assets that are located in the country of Mexico (collectively, the "Mexican Acquired Assets"). Seller owns all of the Mexican Acquired Assets and owns all other assets (including fixed assets and tooling) used in the production of the Inventory. The Mexican Acquired Assets and the TSA Assets are, and will be, of NAFTA origin. The Seller Maquiladoras (i) have operated under a validly executed and enforceable maquiladora agreement in compliance with applicable laws, rules, regulations, pronouncements and decisions and pursuant to a maquiladora program approved by the Mexican Ministry of Commerce and Industrial Development; (ii) exported at least 30% of their annual production; (iii) have continuously met one of the transfer pricing requirements included in Article 216 Bis of the Ley del Impuesto Sobre la Renta ("LISR"); and (iv) have maintained compliance and operated consistently with all maquiladora requirements under applicable laws, rules, regulations, pronouncements or decisions. The Mexican Acquired Assets are held, and the Mexican Acquired Assets and any TSA Asset located in Mexico will be held following the Closing, in accordance with a maquiladora temporary importation regime, and in such a manner as to ensure that neither Parent nor Buyer will be obligated to pay any amount or take any action under Mexican tax laws, rules, regulations, pronouncements or decisions, including any Tax, at any time, including in connection with the consummation of the transactions contemplated by this Agreement and the Transition Services Agreement. Neither Parent nor Buyer will be obligated to make any payment in connection with the importation of the Mexican Acquired Assets or the TSA Assets into the United States, including any customs payment, tariff or duty.

      5.24 Complete Copies of Materials. Seller has made available to Parent and Buyer complete and correct copies of each document referenced in the Seller Disclosure Schedule.

      5.25 Acquired Assets. The Acquired Assets comprise all of the assets, properties and rights of every type and description (other than real property) used or developed by Seller or any of its Subsidiaries and necessary for the conduct of or exclusively used in the Business, other than the Excluded Assets (with the Excluded Assets contemplated by Sections 2.2(f), (g), and (h) that are necessary for the conduct of the Business being set forth on Schedule 5.25) and those assets and properties described on Schedule 5.25. The Acquired Assets include all assets that are currently reflected on the Books and Records as assets of the Business other than Excluded Assets and those assets and properties described on Schedule 5.25.

      5.26 Compliance with Certain Laws. The payment of the Consideration to Seller will not violate Executive Order 13224 Blocking Terrorist Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, or the annex thereto.

                                   ARTICLE VI

               REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

      Parent and Buyer hereby represent and warrant to Seller as follows:

      6.1 Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Illinois. Buyer is a wholly-owned Subsidiary of Parent.

      6.2 Authority. Each of Parent and Buyer has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements required to be executed by it and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Parent and Buyer. This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by Parent and Buyer and constitute valid and binding obligations of Parent and Buyer, enforceable against them in accordance with their terms.

      6.3 No Conflict. Except in each case where such conflict, violation or default will not have a material adverse effect on the legality, validity or enforceability of each of Parent and Buyer's obligations under this Agreement, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with or result in any violation of, or default under (with or without notice or lapse of time, or both) (a) any provision of the Certificate of Incorporation and Bylaws, each as amended through the date hereof, of Parent or Buyer, (b) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Buyer or their properties or assets, or (c) any contract, agreement, commitment or undertaking to which Buyer is a party or to which it or any of its assets or properties are subject or bound.

      6.4 Consents. Other than with respect to consents, waivers, approvals, orders or authorizations of, or registrations, declarations or filings with, or notifications to, the SEC, Nasdaq, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notification to, any Governmental Entity is required by or with respect to Buyer or Parent for the execution and delivery of this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby.

                                  ARTICLE VII

                             [INTENTIONALLY OMITTED]

                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

      8.1 Access Pending the Closing. During the period commencing on the date of this Agreement and continuing through the earlier of the Closing Date and the termination of this Agreement pursuant to Article XI, Seller, upon reasonable prior notice from Parent or Buyer to Seller, will (i) afford Parent and Buyer their its representatives, at all reasonable times during normal business hours, reasonable access to Seller's and its Subsidiaries' personnel, professional advisors, properties, contracts, Books and Records and other documents and data,
(ii) furnish Parent and Buyer and their representatives with copies of all such Contracts, Books and Records, and other existing documents and data as Buyer may reasonably request, and (iii) furnish Parent and Buyer and their representatives with such additional financial (including Tax Returns and supporting documentation), operating, and other data and information as Parent or Buyer may reasonably request, in each case relating to the Business. Without limiting the foregoing, in order to facilitate Parent and Buyer's compliance with reporting obligations under the Exchange Act or any other law, rule or regulation or to create and audit financial statements of the Business, Seller and its Subsidiaries shall grant Parent and Buyer and their representatives (including Parent's Accountants) reasonable access to Seller's and its Subsidiaries' properties, financial and other information, books and records, and other documents and data, shall provide Parent and Buyer with access to and assistance from Seller's and its Subsidiaries' personnel and professional advisors (including Seller's Accountants) and shall provide such other assistance as Parent or Buyer shall reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 8.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby.

      8.2 Operation of the Business by Seller. During the period commencing on the date of this Agreement and continuing through the earlier of the Closing Date and any termination of this Agreement pursuant to Article XI, unless otherwise agreed in writing by Parent or Buyer, Seller will:

            (a) except as otherwise allowed or required pursuant to the terms of this Agreement, conduct the Business in the Ordinary Course of Business;

            (b) use commercially reasonable, good faith efforts to preserve intact the current business organization of Seller relating to the Business and maintain the relations and goodwill with third parties having business relationships with Seller relating to the Business, with the goal of preserving unimpaired the goodwill and ongoing business of the Business as of the Closing;

            (c) confer with Buyer concerning business or operational matters relating to the Business of a significant nature and any event or occurrence not in the Ordinary Course of Business or otherwise material to the Business;

            (d) use commercially reasonable, good faith efforts to maintain all of the Acquired Assets in their current condition, ordinary wear and tear excepted;

            (e) maintain the Books and Records in the usual, regular and ordinary manner, on a basis consistent with prior years.

      8.3 Conduct Prior to Closing. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and continuing through the earlier of the Closing Date and any termination of this Agreement pursuant to
Article XI, Seller will not, take any action, or fail to take any action, as a result of which any of the changes or events described in Section 5.6 of this Agreement would reasonably be expected to occur. In addition, Seller will not, and shall ensure that its Subsidiaries do not, without the prior written consent of Parent or Buyer:

            (a) take any action to impair, encumber, create a Lien (other than a Permitted Lien) against or otherwise adversely affect the Acquired Assets;

            (b) buy, or enter into any inbound license agreement with respect to, Third Party Technology or the Intellectual Property Rights of any third party to be incorporated in or used primarily in connection with the Business or sell, lease or otherwise transfer or dispose of, or enter into any outbound license agreement with respect to, any of the Acquired Assets with any third party;

            (c) other than as described on Schedule 5.6 propose or enter into a Contract with any person, other than Parent or Buyer, providing for the possible acquisition, transfer or disposition of the Business or any of the Acquired Assets;

            (d) enter into any Contract relating to (i) the sale or distribution of any Product (other than Contracts entered into in the Ordinary Course of Business), (ii) the provision of any services relating primarily to the Business (other than Contracts entered into in the Ordinary Course of Business) or (iii) any of the Acquired Assets other than those Contracts permitted to be entered into without the prior written consent of Buyer pursuant to subsections (i) or
(ii) of this Section 8.3(d);

            (e) other than in the Ordinary Course of Business, change pricing or royalties charged to customers, distributors or licensees of the Business;

            (f) enter into any strategic arrangement or relationship, joint venture, development or joint marketing arrangement or agreement relating primarily to the Business;

            (g) terminate, or give notice of termination to, any Designated Employee;

            (h) change, increase or amend the rate of remuneration or amount of bonuses or other benefits or any other terms of employment of any Designated Employee (whether payable in cash, equity compensation or otherwise);

            (i) amend or modify (other than in the Ordinary Course of Business), violate the terms of or terminate, any of the Transferred Contracts;

            (j) revalue any of the Acquired Assets;

            (k) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in each case relating to the Business, the Products or the Acquired Assets;

            (l) commence or settle any Actions or Proceedings or obtain any releases of threatened Actions or Proceedings involving or relating primarily to the Business;

            (m) take any action, or fail to take any action, which would result in any of the representations and warranties set forth in Article V not being true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date;

            (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 8.3(a) through (m) above, or any other action that would prevent Seller from performing or cause Seller not to perform its covenants hereunder.

      8.4 Confidentiality. Subject to the terms and conditions of this Agreement, each of the parties hereto hereby agrees that the information obtained pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement. Without limiting any of the other provisions of this Agreement, Seller agrees to, and shall cause its Subsidiaries and each of its and its Subsidiaries' agents, representatives, affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, know-how, processes, patent or trademark applications, product development, price, customer and vendor lists, pricing and marketing plans, policies and strategies, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and any other confidential information with respect to the Business except, prior to the Closing Date, as may be necessary to conduct the Business in the ordinary course consistent with past practices ("Confidential Information"), (ii) in the event that Seller or any such Subsidiary, agent, representative, affiliate, employee, officer or director becomes legally compelled to disclose any such Confidential Information (including pursuant to the Exchange Act and any other securities law, rule or regulation or pursuant to the rules of Nasdaq, to the extent applicable to Seller), provide Parent and Buyer with prompt written notice of such requirement so that Parent or Buyer may seek a protective order or other remedy or waive compliance with this Section 8.4, (iii) in the event that such protective order or other remedy is not obtained, or Parent and Buyer waive compliance with this Section 8.4, furnish only that portion of such Confidential Information which is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information, and (iv) promptly furnish (at, or as soon as practicable following, the Closing) to Buyer copies of all such Confidential Information then in the possession of Seller or any of its Subsidiaries or any of its or its Subsidiaries' agents, representatives, affiliates, employees, officers and directors and, if requested by Parent or Buyer based on Parent or Buyer's reasonable belief that possession of such Confidential Information by Seller would be harmful to the Business or the Assets or Parent or Buyer's operation or conduct thereof, destroy or deliver to Buyer any and all additional copies then in the possession of Seller or any of its Subsidiaries and each of their respective agents, representatives, affiliates, employees, officers and directors of such Confidential Information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof, or such portions thereof that relate exclusively to the Business or the Acquired Assets; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by Seller, its Subsidiaries or any of its or its Subsidiaries' agents, representatives, affiliates, employees, officers or directors. In addition, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain.

      Notwithstanding any agreement regarding confidentiality entered into by any of the parties hereto or any provision in this Agreement, Seller acknowledges and agrees that Parent and Buyer shall be permitted to publicly file a copy of this Agreement and any agreement that is an exhibit or schedule hereto with Exchange Act reports or as required under Nasdaq rules following the date of this Agreement.

      8.5 No Solicitation. From and after the date of this Agreement until the earlier to occur of the Closing or termination of this Agreement pursuant to its terms, Seller its Subsidiaries and Seller's and its Subsidiaries' directors, officers, employees, representatives, investment bankers, agents and affiliates shall not, directly or indirectly (a) solicit or encourage submission of any Acquisition Proposal (as defined herein) by any person, entity, or group (other than Parent, Buyer and their affiliates, agents and representatives) or (b) participate in any discussions or negotiations with, or disclose any information concerning the Acquired Assets, or afford access to the properties, books or records with respect to the Acquired Assets, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Parent, Buyer and their affiliates, agents, and representatives) in connection with any Acquisition Proposal. For purposes of this Agreement, an "Acquisition Proposal" means any proposal or offer relating to any sale, acquisition, purchase or license of all or any portion of the Acquired Assets (other than sales or licenses of Inventory in the Ordinary Course of Business or as permitted by this Agreement). Seller will, and will cause its Subsidiaries to, immediately cease and cause to be terminated any and all existing activities, discussion, or negotiations with any parties conducted heretofore with respect to any of the foregoing. Seller will promptly (A) notify Parent if it or any of its Subsidiaries receives any written proposal or written inquiry or written request for information in connection with an Acquisition Proposal or potential Acquisition Proposal and (B) notify Parent of the significant terms and conditions of any such Acquisition Proposal including the identity of the party making an Acquisition Proposal. Nothing contained herein shall in any way restrict Seller from selling itself via any merger, tender offer, exchange or other business combination of any value or kind.

      8.6 Notification of Certain Matters. Seller shall give prompt notice to Parent of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate at or prior to the Closing, and (b) any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 8.6 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by Seller pursuant to this Section 8.6, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

      8.7 Public Disclosure. Other than Parent's and Seller's filing of Exchange Act reports or compliance with Nasdaq rules following the date of this Agreement, Parent, Buyer and Seller shall consult with each other, and agree, before issuing any press release or otherwise making any public statement with respect to this Agreement, the Buyer's acquisition of the Acquired Assets, the other party or parties hereto, or any Acquisition Proposal, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or any rules of or listing agreement with a national securities exchange or Nasdaq.

      8.8 Consents. Unless otherwise notified by Parent or Buyer in writing, Seller shall use its commercially reasonable efforts to obtain the consents, waivers and approvals under any of the Transferred Contracts or under any contractual restrictions relating to the Acquired Assets that are necessary to permit the transfer of such Transferred Contracts or Acquired Assets to Buyer as may be required in connection with this Agreement. Parent and Buyer shall reasonably cooperate in Seller's efforts to obtain such consents, waivers and approvals.

      8.9 Legal Requirements. Each of Parent, Buyer and Seller will take, and Seller shall cause its Subsidiaries to take, all commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection herewith or therewith. Each party will take all commercially reasonable actions to obtain (and will cooperate with the other parties in obtaining) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or an exemption by, any Governmental Entity, or other third party, required to be obtained or made by such party or its Subsidiaries in connection with this Agreement and the Ancillary Agreements and consummating the transactions contemplated hereby and thereby or the taking of any action contemplated by this Agreement or the Ancillary Agreements.

      8.10 Additional Documents and Further Assurances.

            (a) At any time or from time to time after the Closing, at Parent or Buyer's request and without any further consideration, Seller shall and shall cause its Subsidiaries to: (a) execute and deliver to Parent or Buyer such other instruments of sale, transfer, conveyance, assignment and confirmation; (b) provide such materials and information; and (c) take such other actions, as Parent or Buyer may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Buyer, to confirm Buyer's title to, all of the Acquired Assets, and, to the full extent permitted by law, to put Buyer in actual possession and operating control of the Acquired Assets and to assist Parent or Buyer in exercising all rights with respect thereto, and otherwise to cause Seller to fulfill its obligations under this Agreement and the Ancillary Agreements. Without limiting the generality of the foregoing, Seller shall deliver following the Closing such additional assignments of the Intellectual Property Rights that constitute Acquired Assets in forms reasonably acceptable to Buyer and otherwise suitable for filing in all relevant jurisdictions and the United States and foreign patent and trademark and offices.

            (b) Following the Closing in order to facilitate Parent and Buyer's compliance with reporting obligations under the Exchange Act or any other law, rule or regulation or to create and audit financial statements of the Business, Seller and its Subsidiaries shall grant Parent and Buyer and their representatives (including Parent's Accountants) reasonable access to Seller's and its Subsidiaries' properties, financial and other information, books and records, and other documents and data, shall provide Parent and Buyer with access to and assistance from Seller's and its Subsidiaries' personnel and professional advisors (including Seller's Accountants) at Parent or Buyer's expense and shall provide such other assistance as Parent or Buyer shall reasonably request. Seller shall provide Parent and Buyer with reasonable access to, and shall permit Parent and Buyer to make copies of, any papers, records, materials and information, whether in paper or electronic format, that are in the care, custody or control of Seller or any of its Subsidiaries and that are related to the Business, but do not constitute Acquired Assets.

      8.11 Covenants Regarding Designated Employees.

            (a) Buyer shall give each Designated Employee an Offer Letter, to be effective as of the Closing Date, upon proof evidencing a legal right to work in the United States. Such Offer Letters will (i) have such terms, including the position, salary and responsibilities of such employee as determined by Parent or Buyer. Seller shall use reasonable efforts to encourage each Designated Employee to accept the Offer Letter given to such Designated Employee and Seller shall provide Parent and Buyer with reasonable access to the Designated Employees prior to the Closing Date in order to, among other things, deliver Offer Letters and provide information about Parent and Buyer to such Designated Employees.

            (b) Immediately prior to the Closing, Seller shall terminate (i) the employment of all Designated Employees, and (ii) all Employee Contracts and any other arrangements with the Designated Employees. As of the Closing, Seller shall pay to the Designated Employees any and all Liabilities relating to or arising out of their employment or termination of employment, including any payments and benefits due to such Designated Employees pursuant to accrued wages, salary, vacation, bonus, commission or other forms of compensation and shall pay to the appropriate taxing authorities on or before the date due any amounts required to be deposited with respect to such payments. Seller agrees and acknowledges that the selling group (as defined in Treasury Regulation
Section 54.4980B-9, Q&A-3(a)) of which it is a part (the "Selling Group") will continue to offer a group health plan to Employees after the Closing Date and that Seller and the Selling Group shall be solely responsible for providing continuation coverage under COBRA (or similar state law) to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement.

            (c) From and after the Closing, Seller shall assume or retain, as the case may be, and be solely responsible for all Liabilities arising under, resulting from or relating to the Employee Plans, the Employee Contracts and Seller's employment of or termination of its Employees (including the Designated Employees), whether incurred before, on or after the Closing (the "Employment Liabilities"). From and after the Closing, Buyer shall be solely responsible for all Liabilities arising under, resulting from or relating to Buyer's employment or termination of the Designated Employees, except for Employment Liabilities.

            (d) As soon as practicable following the Closing Date, Designated Employees shall be eligible to receive benefits consistent with Parent's or Buyer's standard human resources policies in effect from time to time. Nothing in this Section 8.11 shall be construed to entitle any Designated Employee to continue his or her employment with Parent or Buyer or any affiliate of Parent or Buyer for any period of time and the employment of all Designated Employees shall be terminable "at-will."

      8.12 Tax Matters.

            (a) Allocation of Purchase Price. The parties hereto intend that the purchase be treated as a taxable transaction for federal and state income tax purposes. Within ninety (90) days of the Closing Date, Buyer shall provide Seller with an allocation among the Acquired Assets of the Consideration plus the absolute value of the Assumed Liabilities to the extent properly taken into account under Section 1060 of the Code and the regulations promulgated thereunder (the "Allocation"). The Allocation if agreed to shall be conclusive and binding upon Buyer and Seller for all purposes, and the parties agree that all returns and reports (including IRS Form 8594) and all financial statements shall be prepared in a manner consistent with (and the parties shall not otherwise file a Tax return position inconsistent with) the Allocation unless required by the IRS or any other applicable taxing authority.

            (b) Transfer Taxes. Buyer shall be responsible for and shall pay when due any sales, use, excise or similar transfer taxes that may be payable in connection with the sale or purchase of the Acquired Assets (the "Transfer Taxes"). Notwithstanding the foregoing, Seller shall be responsible for and shall promptly pay when due any Tax that arises as a result of a Mexican tax law, rule, regulation, pronouncement or decision in connection with the consummation of the transactions contemplated by this Agreement or the Transition Services Agreement or the importation into the United States of any of the Acquired Assets or any TSA Asset. Without limiting the foregoing, the Seller Maquiladoras and any other entity in Mexico performing services in connection with the Transition Services Agreement shall continue to (i) operate under a validly executed and enforceable maquiladora agreement and pursuant to a maquiladora program approved by the Mexican Ministry of Commerce and Industrial Development; (ii) export at least 30% of their annual production; (iii) meet one of the transfer pricing requirements included in Article 216 Bis of the LISR; and (iv) operate in compliance with all maquiladora requirements under Mexican laws, rules, regulations, pronouncements or decisions. Neither Seller nor any of its Subsidiaries shall take any action after the Closing that causes the imposition of any Tax on either Parent or Buyer or any of their Subsidiaries under Mexican tax laws, rules, regulations, pronouncements and decisions, including in connection with consummation of the transactions contemplated by this Agreement and the Transition Services Agreement and the importation of any Acquired Asset or TSA Asset into the United States. The parties hereto shall cooperate with each other and use their reasonable best efforts to minimize such Transfer Taxes, including but not limited to the transfer of all Software by remote electronic transmission.

            (c) Responsibility for Taxes and Tax Returns. (i) Subject to Section 8.12(c)(iii) below, Seller will be responsible for the preparation and filing of all Tax Returns of Seller (including Tax Returns required to be filed after the Closing Date) to the extent such Tax Returns include or relate to Seller's operation of the Business or Seller's use or ownership of the Acquired Assets on or prior to the Closing Date. Seller's Tax Returns to the extent they relate to the Business or Acquired Assets shall be true, complete and correct and prepared in accordance with applicable law. Seller will be responsible for and make all payments of Taxes shown to be due on such Tax Returns to the extent they relate to the Purchased Assets or the Business.

                  (ii) Buyer will be responsible for the preparation and filing of all Tax Returns it is required to file with respect to Buyer's ownership or use of the Acquired Assets or its operation of the Business attributable to taxable periods (or portions thereof) commencing after the Closing Date. Buyer's Tax Returns, to the extent they relate to the Acquired Assets or the Business, shall be true, complete and correct and prepared in accordance with applicable law in all respects. Buyer will make all payments of Taxes shown to be due on such Tax Returns to the extent they relate to the Acquired Assets or the Business.

                  (iii) In the case of any real or personal property taxes (or other similar taxes) attributable to the Acquired Assets for which taxes are reported on a Tax Return covering a period commencing before the Closing and ending thereafter (a "Straddle Period Tax"), any such Straddle Period Taxes shall be prorated between Buyer and Seller on a per diem basis. The party required by law to pay any such Straddle Period Tax (the "Paying Party") shall file the Tax Return related to such Straddle Period Tax within the time period prescribed by law and shall timely pay such Straddle Period Tax. To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide the other party (the "Non-Paying Party") with notice of payment, and within 10 days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party's share of such Straddle Period Taxes.

            (d) Cooperation. To the extent relevant to the Business or the Acquired Assets, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax returns, or the conduct of any audit or examination, or other proceeding relating to Taxes. Seller shall retain all documents, including prior years' Tax Returns, supporting work schedules and other records or information with respect to all sales, use and employment tax returns and, absent the receipt by Seller of the relevant tax clearance certificates, shall not destroy or otherwise dispose of any such records for six (6) years after Closing without the prior written consent of Buyer.

      8.13 Covenant Not to Compete; Nonsolicitation of Employees.

            (a) In partial consideration of the Consideration, Seller covenants and agrees that for a period of two (2) years following the Closing Date, none of Seller nor any of its Subsidiaries shall, directly or indirectly, (i) engage in, carry on, manage, operate, perform or control the management or operation of any Restricted Business in any portion of the territory (the "Restricted Territory") consisting of the world, or (ii) own any equity interest in any Person that is engaged in, carries on, manages, operates, performs or controls the management or operations of any Restricted Business in the Restricted Territory.

            (b) Notwithstanding Section 8.13(a), it will not constitute a breach of this Section 8.13 for Seller or its Subsidiaries (i) to continue to operate their businesses (including Seller's automotive antenna product business) other than the Business substantially in the same manner as currently operated, including, without limitation, the introduction of new products in existing fields of use (excluding fields of use that comprise the Business); (ii) to acquire by merger, consolidation, leveraged limited partnership or purchase of all or substantially all of the assets, securities or ownership interests of a Person or division or business unit of a Person, partial or complete active ownership of, or a financial interest in, any Person or division or business unit of a Person engaged in a Restricted Business so long as: (A) such interest arises as a result of the acquisition of a business entity or a division or business unit of an entity not principally engaged in the Restricted Business; and (B) the Restricted Business accounts for 25% or less of the total revenues of the entity or a division or business unit of an entity so acquired; (iii) to invest in or own equity interests in any Person engaged in, carrying on, managing, operating, performing or controlling the management or operation of a Restricted Business, so long as (A) Seller and its Subsidiaries do not collectively own, directly or indirectly, in excess of 5% of the outstanding equity interests of such Person, and (B) none of Seller or any of its Subsidiaries, directly or indirectly, manages, operates or controls the management or operation of such Person or any Restricted Business of such Person; or (iv) perform the obligations set forth in the Transition Services Agreement. Nothing contained in Section 8.13(a) shall in any way restrict the activities of any Subsidiary of Seller so long as such Subsidiary is no longer owned, managed, operated or controlled, directly or indirectly, by Seller.

            (c) Parent, Buyer and Seller acknowledge and agree that compliance with the covenants contained in this Section 8.13 is necessary to protect Parent and Buyer and is a material inducement with respect to Parent and Buyer's willingness to enter into this Agreement and that a breach of any such covenant would result in irreparable and continuing damage for which there would be no adequate remedy at law. Seller agrees that in the event of any breach of such covenant, Parent and Buyer shall be entitled to preliminary and permanent injunctive relief and to such other and further relief as is proper under the circumstances without the posting of any bond. Seller agrees that these covenants shall be deemed to be a series of separate covenants not to compete for each year within the applicable periods of non-competition and separate covenants not to compete for each state within the United States and each country in the world. If any court of competent jurisdiction determines any of the foregoing covenants to be unenforceable with respect to the term thereof or the scope of the subject matter or geography covered thereby, then such covenant shall nonetheless be enforceable by such court against Seller or other relevant Person upon such shorter term or within such lesser scope as may be determined by the court to be reasonable and enforceable. In the event Seller or any of its Subsidiaries is found to be in violation of the aforementioned restrictive covenants, then the time limitation thereof shall be extended for a period of time during which such breach or breaches shall occur, unless a court of competent jurisdiction renders a final non-appealable judgment or an arbitrator renders a decision to the effect that such extension is illegal or unenforceable.

            (d) Seller further covenants and agrees that, without the prior written consent of the Parent, neither Seller nor any of its Subsidiaries will, for a period of two (2) years following the Closing Date, solicit for employment any employee of Parent, Buyer or any of their Subsidiaries. As used herein, "solicit" means contact or communicate in any manner whatsoever, including, but not limited to, contacts or communications by or through intermediaries, agents, contractors, representatives, or other parties, provided that nothing herein shall be construed to prohibit Seller from (i) placing advertisements for employment that are aimed at the public at large on its website, on any employment website, in any newspaper, trade magazine, or other periodical in general circulation in whatever medium, or (ii) responding to any unsolicited inquiry by any employee of Parent, Buyer or any of their Subsidiaries concerning employment.

      8.14 Permitted Liens. Seller covenants and agrees to satisfy when due all obligations of Seller or its Subsidiaries that have resulted or result in the imposition of any Lien or Permitted Lien on any of the Acquired Assets.

      8.15 Covenants Regarding Assets.

            (a) If either of Buyer or Seller (a "Requesting Party") reasonably believes that the Acquired Assets (i) do not include an asset exclusively related to the Business (as such Business was constituted on the Closing Date) or (ii) include an asset not related to the Business, the Requesting Party shall provide the other party (the "Requested Party") written notice thereof and the reasons therefor in accordance with Section 12.1. The Requested Party shall respond to such notice within thirty (30) days, either accepting such request and delivering such asset to the Requesting Party or stating the reasons for rejecting such request. If the Parties do not resolve such dispute within ninety
(90) days of the initial notice, such dispute shall be resolved by the dispute resolution mechanism set forth in Section 10.6.

            (b) If Buyer reasonably determines that Seller failed to grant Buyer sufficient rights to use any asset (including any Intellectual Property Right) not exclusively related to the Business (as such Business was constituted on the Closing Date) but necessary to Buyer's ability to conduct the Business (and to the accuracy of the Seller's representations set forth in Section 5.25 relating to the sufficiency of the assets transferred and the rights granted (the "Sufficiency Representation")), Buyer shall provide Seller written notice thereof and the reasons therefor in accordance with Section 12.1. Buyer and Seller will then negotiate in good faith terms of a grant of such rights, solely to the extent necessary to permit Seller to conduct the Business and to provide for the accuracy of the Sufficiency Representation and without payment of any additional Consideration to Seller. Seller further covenants that Seller shall not (and shall require that its assignees to such Intellectual Property Rights shall not) sue Buyer or its successor in interest to the Business ("Buyer's Successor") for infringement of any of the Intellectual Property Rights (excluding Trademarks) necessary to the ability of Buyer or Buyer's Successor to conduct the Business (as conducted and as have been proposed or contemplated to be conducted).

            (c) If Seller reasonably determines that a Transferred Intellectual Property Right (other than a Transferred Trademark) that is not exclusively related to the Business but is reasonably necessary to Seller's ability to conduct its business (other than the Business) as such business exists on the date hereof, Seller shall provide written notice thereof and the reasons therefor in accordance with Section 12.1. Buyer and Seller will then negotiate in good faith a license of such Transferred Intellectual Property Right from Buyer to Seller, solely to the extent necessary to enable Seller to conduct its business (other than the Business) as such business exists on the date hereof. Nothing in this Section 8.15(c) shall diminish in any way the agreements of Seller contained in Section 8.13.

            (d) In no event shall the foregoing provisions limit Buyer's right to seek indemnification for Losses pursuant to Article X in the event of any failure of Seller to deliver assets pursuant to subsection (a) above or any failure to grant rights pursuant to subsection (b) above.

            (e) All rights of Buyer or Seller pursuant to this Section 8.15 shall terminate on the first anniversary of the Closing, unless and except to the extent that either Seller or Buyer has delivered to the other party written notice of a claim pursuant to this Section 8.15 on or before 5:00 p.m. (Chicago time) on the first business day falling on or after such first anniversary and except that the covenant not to sue of Seller set forth shall in Section 8.15(b) shall survive in perpetuity.

      8.16 Ancillary Agreements(a) . Each of Buyer and Seller shall execute and deliver the Ancillary Agreements at the Closing.

      8.17 Subsidiary Assets. Seller shall have taken all such actions as may be reasonably necessary such that any right, title, or interest in any Acquired Asset held by a Subsidiary of Seller will be held by Seller immediately prior to the Closing.

                                   ARTICLE IX

                            CONDITIONS TO THE CLOSING

      9.1 Conditions to Obligations of Each Party. The respective obligations of Parent, Buyer and Seller to effect the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

            (a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

            (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding brought by a Governmental Entity be seeking any of the foregoing be pending.

      9.2 Additional Conditions to the Obligations of Parent and Buyer. The obligation of Parent and Buyer to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Buyer:

            (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Seller contained in this Agreement that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, and the representations and warranties that are so qualified shall be true and correct, in each case on the date of this Agreement and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date, subject to the qualifications with respect to materiality addressed above); and (ii) Seller shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed or complied with by Seller as of the Closing.

            (b) Governmental Approval. Approvals from any court, administrative agency, commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (if any) deemed appropriate or necessary by Parent or Buyer shall have been timely obtained.

            (c) Litigation. There shall be no Action or Proceeding of any nature pending or threatened against (i) Seller, its properties or any of its officers or directors arising out of, or in any way connected with, the transactions contemplated hereby, (ii) Seller, its Properties or any of its officers or directors arising out of, or in any way connected with, the Business, the Products or the Acquired Assets that could reasonably be expected to impair Parent's or Buyer's rights in the Acquired Assets in any material respect, or
(iii) the Business, the Products, the Acquired Assets or the Designated Employees that could reasonably be expected to impair Parent's or Buyer's rights in the Acquired Assets in any material respect.

            (d) Third Party Consents. Parent and Buyer shall have received all consents, waivers, approvals, licenses and assignments for all Contracts listed on Schedule 9.2(d) to this Agreement.

            (e) Release of Liens. Parent and Buyer shall have received from Seller a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent and Buyer, that are necessary or appropriate to evidence the release of all Liens set forth in Schedule 9.2(e) to this Agreement.

            (f) No Material Adverse Effect. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect since the date of this Agreement.

            (g) Certifications of Seller. Parent and Buyer shall have received such certifications and other documents in connection with the Closing of the transactions contemplated by this Agreement as Parent or Buyer shall reasonably request.

            (h) Deliveries. Seller shall have delivered to Parent and Buyer executed copies of the Ancillary Agreements and shall have delivered, transferred or assigned (as the case may be) all of the Acquired Assets as set forth in Article II.

            (i) Officer's Certificate. Parent and Buyer shall have received a certificate validly executed by the Chief Executive Officer of Seller for and on its behalf, to the effect that, as of the Closing, each of the conditions set forth in this Section 9.2 have been satisfied (unless otherwise waived by Parent and Buyer in accordance with the terms hereof).

            (j) Certificate of Secretary of Seller. Parent and Buyer shall have received a certificate, validly executed by the Secretary of Seller, certifying as to the valid adoption of resolutions of the Board of Directors of Seller approving this Agreement and the consummation of the transactions contemplated hereby.

            (k) Transferred Contracts. All Transferred Contracts to which any Subsidiary of Seller is a party shall have been assigned to Seller.

      9.3 Additional Conditions to Obligations of Seller. The obligations of Seller to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

            (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Parent and Buyer contained in this Agreement that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, and the representations and warranties that are so qualified shall be true and correct, in each case on the date of this Agreement and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date, subject to the qualifications with respect to materiality addressed above); and (ii) Parent and Buyer shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed or complied with by Parent and Buyer as of the Closing.

            (b) Deliveries. Parent and Buyer shall have delivered to Seller executed copies of each Ancillary Agreement required to be executed by them.

            (c) License Agreement. The License Agreement shall have been executed and delivered by Parent and Buyer.

            (d) Consideration. The Consideration (as adjusted pursuant to
Section 3.3) shall have been delivered to Seller in the manner set forth in
Section 3.2.

            (e) Certificate of Secretary of Parent. Seller shall have received a certificate, validly executed by the Secretary of Parent, certifying as to the valid adoption of resolutions of the Board of Directors of Parent approving this Agreement and the consummation of the transactions contemplated hereby.

            (f) Certificate of Secretary of Buyer. Seller shall have received a certificate, validly executed by the Secretary of Buyer, certifying as to the valid adoption of resolutions of the Board of Directors of Buyer approving this Agreement and the consummation of the transactions contemplated hereof.

                                   ARTICLE X

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

      10.1 Survival of Representations and Warranties. The representations and warranties of Seller contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement, shall survive the Closing hereunder and terminate on the one year anniversary of the Closing Date; provided, however, that (i) the representations and warranties stated in Sections 5.1 (Organization), 5.2 (Authority), 5.3 (No Conflict), 5.12(a) (Title to Properties) and 5.23 (Assets Acquired from Mexico) (collectively, the "Extended Survival Representations") shall survive until the expiration of the applicable statute of limitations. No such termination shall affect the rights of Parent, Buyer or any other Purchaser Indemnified Party (as defined below) in respect of any claim made by Parent, Buyer or any other Purchaser Indemnified Party in a writing received by Seller prior to the expiration of any such period. The representations and warranties of Parent and Buyer in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement, shall survive the Closing hereunder and terminate on the one year anniversary of the Closing Date.

      10.2 Indemnification.

            (a) Seller Indemnification. Seller hereby agrees to indemnify and hold Parent and Buyer, and each of Parent's and Buyer's shareholders, officers, directors, employees, agents, attorneys, representatives and affiliates (collectively, the "Purchaser Indemnified Parties"), harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense (hereinafter individually a "Loss" and collectively "Losses"), incurred or sustained by such Persons, directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of Seller contained in this Agreement or in any certificate, instrument, or other document delivered by Seller pursuant to this Agreement (without giving effect to any limitation as to "materiality," "material adverse effect," "Material Adverse Effect" or similar qualifications set forth therein); (ii) any failure by Seller to perform or comply with any covenant applicable to it contained in this Agreement; (iii) any Excluded Liabilities; and (iv) any Tax, payment or other obligation (A) in connection with or under Mexican tax laws, rules, regulations, pronouncements or decisions, including any value added tax, in connection with the consummation of the transactions contemplated by this Agreement and the Transition Services Agreement; or (B) relating to the importation of any Acquired Asset or TSA Asset into the United States, including as a result of any failure to obtain a NAFTA certificate of origin and to provide related documentation such that no customs payment, duty or tariff will be required to be paid by Parent or Buyer (collectively, the "Mexican Indemnities").

            (b) Buyer Indemnification. Parent and Buyer hereby agree to indemnify and hold Seller, and each of Seller's shareholders, officers, directors, employees, agents, attorneys, representatives and affiliates (collectively, the "Seller Indemnified Parties"), harmless against all Losses, incurred or sustained by such Persons, directly or indirectly, as a result of
(i) any failure by Parent or Buyer to perform or comply with any covenant applicable to them contained in this Agreement and to be performed by Parent or Buyer after the Closing and (ii) any Assumed Liabilities.

      10.3 Maximum Recovery. Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of indemnifiable Losses which may be recovered from Seller pursuant to this Article X shall be an amount equal to Three Million Dollars ($3,000,000) (the "Cap") less any amount paid by Seller to Buyer pursuant to Section 10 of the Transition Services Agreement; provided, however, that the Cap shall not apply to any Losses arising or resulting from any Excluded Liabilities, from any breach of the representations and warranties set forth in Section 10.1(i), the Mexican Indemnities or from fraud, intentional misrepresentation or willful misconduct. Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of indemnifiable Losses which may be recovered from Parent and Buyer pursuant to this Article X shall be an amount equal to the Cap less any amount paid by Parent or Buyer as a result of Section 9 of the Transition Services Agreement.

      10.4 Deductible. The Purchaser Indemnified Parties shall not be entitled to recover pursuant to Section 10.2(a) until the total amount that the Purchaser Indemnified Parties (as a group) would recover under such Section 10.2(a) and
Section 10 of the Transition Services Agreement exceeds $300,000 (the "Deductible"), and then only for the excess over such amount; provided, however, that the foregoing deductible shall not apply to the Mexican Indemnities or any Loss arising from any Excluded Liabilities or any breach of the Extended Survival Representations. The right of recovery of the Seller Indemnified Parties pursuant to Section 10.2(b) shall not be subject to the Deductible.

      10.5 Indemnification Procedure. Any Person seeking indemnification pursuant to this Article X (the "Indemnified Party") shall give notice of an Indemnification Claim (as defined below) by delivery of an Officer's Certificate (as defined in the immediately succeeding sentence) to the party from whom indemnification is sought (the "Indemnifying Party"). For purposes hereof, "Officer's Certificate" shall mean a certificate signed by any officer or duly authorized representative of an Indemnified Party (i) stating that the Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred or properly accrued, or the basis for such anticipated liability, and the nature of the indemnification claim hereunder. The

Indemnifying Party may object to any Indemnification Claim set forth in an Officer's Certificate by delivery to the Indemnified Party of a written statement of objection (an "Indemnification Objection Notice") within sixty (60) calendar days' of receipt of an Officer's Certificate. "Indemnification Claim" shall mean any matter which an Indemnified Party has determined has given rise to a right of indemnification under this Agreement.

      10.6 Resolution of Conflicts; Arbitration.

            (a) If an Indemnifying Party delivers an Indemnification Objection Notice to the Indemnified Party in accordance with Section 10.5, Indemnifying Party and the Indemnified Party shall meet in good faith to attempt to agree upon the rights of the respective parties with respect to each Indemnification Claim. If the Indemnifying Party and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

            (b) If no such agreement can be reached after good faith negotiation and prior to sixty (60) calendar days after delivery of an Indemnification Objection Notice, either the Indemnifying Party or the Indemnified Party may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of pending litigation with respect to a Third Party Claim (as defined below), in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to the Indemnifying Party and the Indemnified Party. In the event that, within thirty (30) calendar days after submission of any dispute to arbitration, the Indemnifying Party and the Indemnified Party cannot mutually agree on one arbitrator, then, within fifteen (15) calendar days after the end of such thirty (30) calendar day period, the Indemnifying Party and the Indemnified Party shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator.

            (c) Any such arbitration shall be held in Cook County, Illinois, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any Indemnification Claim in such Officer's Certificate shall be final, binding, and conclusive upon the Indemnifying Party and the Indemnified Party. Such decision shall be written and shall be supported by written findings of fact and conclusions that shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The foregoing arbitration provision shall apply to any dispute between an Indemnifying Party and any Indemnified Party pursuant to this Article X.

      10.7 Third Party Claims. In the event an Indemnified Party becomes aware of a third-party claim which such Indemnified Party reasonably believes may result in a demand for indemnification pursuant to this Article X (a "Third Party Claim"), the Indemnified Party shall notify the Indemnifying Party of such claim, and the Indemnifying Party shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such claim. The Indemnified Party shall have the right, in its sole discretion, to conduct the defense of and settle any such Third Party Claim; provided, however, that except with the consent of the Indemnifying Party, no settlement of any such Third Party Claim shall alone be determinative of the amount of Losses relating to such matter. In the event that the Indemnifying Party has consented to any such settlement, the Indemnifying Party shall have no power or authority to object under any provision of this Article X to the amount of any claim by the Indemnified Party against the Indemnifying Party with respect to such settlement.

      10.8 Payment of Indemnification. In the event that (a) an Indemnifying Party shall not have timely objected to the amount claimed by an Indemnified Party for indemnification with respect to any Loss in accordance with the procedures set forth in Section 10.5, or (b) an Indemnifying Party shall have delivered an Indemnification Objection Notice as to the amount of any indemnification requested by an Indemnified Party and either (i) the Indemnifying Party and the Indemnified Party shall have, subsequent to the giving of such notice, mutually agreed that the Indemnifying Party is obligated to indemnify the Indemnified Party for a specified amount, (ii) a final award shall have been rendered in an arbitration pursuant to Section 10.6, or (iii) a final nonappealable judgment shall have been rendered by the court having jurisdiction over the matters relating to such Indemnification Claim by an Indemnified Party for indemnification from an Indemnifying Party, then the Indemnifying Party shall pay any such indemnification owed to the Indemnified Party within fifteen (15) calendar days of such mutual agreement or final nonappealable judgment, as applicable, by wire transfer in immediately available funds to an account directed by the Indemnified Party.

      10.9 Remedy. To the extent that an Indemnified Party may recover for Losses pursuant to Section 10.2. Such Indemnified Party agrees to take commercially reasonable steps to avoid and mitigate such Losses. In addition the amount of any claim for Losses shall be net of any amount actually recovered by an Indemnified Party pursuant to any insurance policy, provided, however, that the Indemnifying Party shall not be obligated to seek such recovery. Seller, Parent and Buyer acknowledge that, except in the event of fraud, intentional misrepresentation or willful misconduct, the provisions of this Article X shall be their sole and exclusive remedy from and after the Closing for any claims arising under this Agreement; provided, however, the foregoing clause of this sentence shall not be deemed a waiver by Parent or Buyer of any right to specific performance or injunctive relief and provided further that this Section
10.9 shall not affect (i) Seller's rights to assert claims for breach of any representation or warranty of Parent or Buyer set forth in Article VI of this Agreement on or before the termination of the applicable survival period relating thereto as set forth in Section 10.1 hereof and (ii) Buyer's right to assert claims for breach of Seller's covenant not to sue set forth in Section 8.15(b) hereof.

                                   ARTICLE XI

                        TERMINATION, AMENDMENT AND WAIVER

      11.1 Termination. Except as provided in Section 11.2, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

            (a) By the mutual written agreement of the parties;

            (b) By either Parent, Buyer or Seller, if (i) the Closing has not occurred by November 1, 2004; provided, however, that the right to terminate this Agreement under this Section 11.1(b) (i) shall not be available to any party whose willful failure to fulfill any obligation hereunder or other breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; (ii) there shall be in effect a final nonappealable order of a federal or state court preventing consummation of the transactions contemplated hereby; or (iii) there shall be any legal requirement enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity that would make consummation of the transactions contemplated hereby illegal;

            (c) By Parent or Buyer, if neither Parent nor Buyer is in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Seller and (i) Seller is not using its commercially reasonable efforts to cure such breach, or has not cured such breach within 15 days, after notice of such breach has been given by Parent to Seller in accordance with
Section 12.1; provided, however, that, no cure period shall be required for any such breach which by its nature cannot be cured and (ii) as a result of such breach, one or more of the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied at or prior to the Closing;

            (d) By Seller, if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Buyer and (i) Parent or Buyer is not using its commercially reasonable efforts to cure such breach, or has not cured such breach within 15 days, after notice of such breach has been given by Seller to Parent and Buyer in accordance with Section 12.1; provided, however, that, no cure period shall be required for any such breach which by its nature cannot be cured and (ii) as a result of such breach, one or more of the conditions set forth in Section 9.1 or Section 9.3 would not be satisfied at or prior to the Closing;

            (e) By Parent or Buyer, if there shall have occurred any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect; or

            (f) By Parent, if there shall be any action taken, or any legal requirement enacted, promulgated or issued after the date of this Agreement by any Governmental Entity, which would

(i) prohibit or materially and adversely restrict Parent or Buyer's ownership or operation of any portion of the Business of the Acquired Assets or (ii) compel Parent or Buyer to dispose of or hold separate all or any portion of the Acquired Assets or the Business as a result of the transactions contemplated by this Agreement.

      11.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, or its affiliates, officers, directors or stockholders; provided that each party shall remain liable for any willful breaches of this Agreement prior to its termination; and provided further that, the provisions of Section 8.4 (confidentiality), Section 8.7 (public disclosure), Article XII and this Section
11.2 of this Agreement shall remain in full force and effect and survive any termination of this Agreement. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any willful breach hereof.

      11.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

      11.4 Extension; Waiver. At any time prior to the Closing, Parent and Buyer, on the one hand, and Seller, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE XII

                               GENERAL PROVISIONS

      12.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally or by commercial delivery service, or upon receipt or refusal of delivery if mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission from the recipient of such facsimile) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)   if to Parent or Buyer, to:

                          PCTEL, Inc.
                          8725 West Higgins Road
                          Suite 400
                          Chicago, Illinois 60631
                          Attention: Martin H. Singer and Varda Goldman Telephone No.: (773) 243-3001
                          Facsimile No.: (773) 243-3050
                  with a copy (which shall not constitute notice) to:

                          Wilson Sonsini Goodrich & Rosati, P.C.
                          650 Page Mill Road
                          Palo Alto, California 94304
                          Attention: Douglas H. Collom and Scott Giesler Telephone No.: (650) 493-9300
                          Facsimile No.: (650) 493-6811

            (b)   if to Seller, to:

                          Andrew Corporation
                          10500 West 153rd St.
                          Orland Park, Illinois 60462
                          Attention:  Eileen Tierney
                          Telephone No.: (708) 873-2609
                          Facsimile No.: (708) 873-2571

                  with a copy (which shall not constitute notice) to:

                          Gardner Carton & Douglas LLP
                          191 N. Wacker Drive, Suite 3700
                          Chicago, Illinois 60606
                          Attention:  Christian Fabian
                          Telephone No.: (312) 569-1113
                          Facsimile No.: (312) 569-3113

      12.2 Expenses. All fees and expenses incurred in connection with this Agreement including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (including brokerage or finders' fees, agents' commissions or any similar charges) incurred by a party hereto, in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

      12.3 Entire Agreement; Assignment. This Agreement, the Exhibits and Schedules hereto, the Ancillary Agreements, the Seller Disclosure Schedule, the Confidentiality Agreement, the License Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof and thereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise.

      12.4 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      12.5 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      12.6 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

      12.7 Specific Performance. The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      12.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION,
ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

      12.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or electronic transmission.

                                      *****

      IN WITNESS WHEREOF, Buyer and Seller have caused this Asset Purchase Agreement to be signed as of the date first written above.

"PARENT"                                     PCTEL, INC.
                                             a Delaware corporation

                                             By: /s/ John W. Schoen
                                             -----------------------------
                                             John W. Schoen

"BUYER"                                      MAXRAD, INC.
                                             an Illinois corporation

                                             By: /s/ Les Sgnilek
                                             -----------------------------
                                             Les Sgnilek

"SELLER"                                     ANDREW CORPORATION
                                             a Delaware corporation

                                             By: /s/ James F. Patelle
                                             -----------------------------
                                             James F. Patelle